Exhibit (b)(1)
CONFORMED COPY
Dated 18 August 2011
US$7,500,000,000
MULTICURRENCY TERM AND REVOLVING FACILITIES
AND SUBSCRIPTION AGREEMENT
for
BHP BILLITON PLC AND BHP BILLITON LIMITED
as the Companies
with
THE FINANCIAL INSTITUTIONS
listed in Part 2 and Part 3 of Schedule 1
as Original Lenders
BARCLAYS BANK PLC
acting as Facility Agent
BARCLAYS BANK PLC
acting as Dollar Swingline Agent
BARCLAYS BANK PLC
acting as Euro Swingline Agent
and
THE FINANCIAL INSTITUTIONS
listed in Part 4 of Schedule 1
as Mandated Lead Arrangers
509056645

THIS AGREEMENT is dated 18 August 2011 and made:
BETWEEN:
(1)	BHP BILLITON PLC (registered number 03196209) and BHP BILLITON LIMITED (ABN 49 004 028 077) as the parent companies (the Companies and each a Company);

(2)	THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the Original Borrowers);

(3)	THE FINANCIAL INSTITUTIONS listed in Part 2 and Part 3 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(4)	BARCLAYS BANK PLC as facility agent for the other Finance Parties (the Facility Agent);

(5)	BARCLAYS BANK PLC as US Dollar swingline agent for the other Finance Parties (the Dollar Swingline Agent);

(6)	BARCLAYS BANK PLC as euro swingline agent for the other Finance Parties (the Euro Swingline Agent); and

(7)	THE FINANCIAL INSTITUTIONS listed in Part 4 of Schedule 1 (The Original Parties) as mandated lead arrangers and bookrunners (the Mandated Lead Arrangers).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Letter means a document substantially in the form set out in Schedule 6 (Form Of Accession Letter).

Acquisition means the acquisition by the Companies (or either of them or a wholly-owned Subsidiary of either of them (including Bidco)) of more than 50 per cent. of the Target Shares by way of (a) a tender offer and second-step merger, and/or (b) one-step merger, and/or (c) any other structure that the Companies may elect in their sole discretion to employ, or any combination of any of the foregoing, in each case whether recommended or not by the board of directors of the Target.

Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Companies or any other member of the Group in connection with the Acquisition and/or the Finance Documents.

Acquisition Documents means all agreements, documents and/or filings setting out the material terms applicable to the Acquisition pursuant to which the Acquisition is effected (or proposed to be effected), including (as applicable) the Merger Agreement, any proxy statement, any tender offer statement on schedule TO (together with all exhibits thereto) filed pursuant to Rule 14d-3 under the US Securities Exchange Act of 1934 (as amended) and any other solicitation materials used in connection with the Acquisition.

Acquisition Loan means a Loan made for the purpose referred to in Clause 3.1(a)(i) (Purpose).

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 32.2 (Additional Borrowers).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland plc and its subsidiaries or subsidiary undertakings.

Agent means the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent.

Alternative Market Disruption Event has the meaning given to it in Clause 16.2 (Market disruption).

Alternative Reference Bank Rate has the meaning given to that term in Clause 16.3 (Alternative Reference Bank Rate).

Alternative Reference Banks means, in relation to a Loan in a currency other than euro, the principal London offices of the banks listed in Part I of Schedule 11 (Alternative Reference Banks) and, in relation to a Loan in euro, the principal office in London of the banks listed in Part II of Schedule 11 (Alternative Reference Banks), or such other banks as may be appointed by the Facility Agent in consultation with the Obligors’ Agent.

Associate has the meaning given to it in section 128F(9) of the Australian Tax Act.

Australian Borrower means each of Limited and BHP Billiton Finance Limited and any Additional Borrower that is a resident of Australia under the Australian Tax Act or that carries on a business in Australia through a permanent establishment with which its obligations under this Agreement would be connected.

Australian Loan means a Loan to an Australian Borrower made in accordance with Clause 8 (Subscription And Issue Of Notes).

Australian Obligor means an Obligor that is a resident of Australia under the Australian Tax Act or that carries on a business in Australia through a permanent establishment with which its obligations under this Agreement would be connected.

Australian Tax Act means the Income Tax Assessment Acts of 1936 and 1997 of the Commonwealth of Australia, jointly, as applicable.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

Authorised Signatory means:
(a)	in respect of a Company, any of its group treasurer, company secretary, chief financial officer, group financial controller or directors (or, in each case, any position which replaces any of the foregoing); and

(b)	in respect of any other member of the Group, any of its company secretary or directors.
Availability Period means:
(a)	in relation to the Term Facility, the period from and including the date of this Agreement to and including the date falling six Months after the date of this Agreement; and

(b)	in relation to the Revolving Facility (including the Swingline Facilities), the period from and including the date of this Agreement to but excluding the Final Maturity Date.
Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to calculating the Available Commitment for the purpose of a proposed Loan, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to calculating the Available Commitment for the purpose of a proposed Loan under the Revolving Facility only, that Lender’s participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Bank Levies has the meaning given to it in Clause 18.4(b)(i)(C) (Tax indemnity) and Bank Levy shall mean any one of such Bank Levies.

Base Currency means US Dollars.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower (or the Obligors’ Agent on its behalf) for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

BHP Billiton Group means the Group other than any member of the Target Group.

Bidco means North America Holdings II Inc., a wholly-owned Subsidiary of Limited incorporated in the state of Delaware, the United States of America.

Borrower means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 32 (Changes To The Obligors).

Break Costs means the amount (if any) by which:
(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period in respect of that Loan or Unpaid Sum.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Melbourne, Sydney and London and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) which is a TARGET Day.
Closing Date means the first date (if any) on which the Companies (or either of them or a wholly-owned Subsidiary of either of them (including Bidco)) own(s) or are/is first unconditionally entitled to receive more than 50 per cent. of the Target Shares.

Code means the United States Internal Revenue Code of 1986.

Commitment means a Term Facility Commitment, a Revolving Facility Commitment or a Swingline Commitment.

Committed Currencies means:
(a)	in respect of the Term Facility, US Dollars; and

(b)	in respect of the Revolving Facility, US Dollars, Sterling, euro and Australian Dollars.
Company Parent Guarantees means the deed poll guarantees of the Companies, each dated 29 June 2001, and any deed poll guarantee entered into by the New Holding Company or Limited as contemplated by Clause 43.7 (New Holding Company).

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form Of Compliance Certificate).

Confidential Information means any information relating to an Obligor, the Companies, the Group, the Acquisition, the Finance Documents or the Facilities (including, without limitation, the Information Pack) provided to a Finance Party by (i) any member of the Group or any of their advisers, or (ii) another Finance Party or any of its Affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)	is or becomes public knowledge other than as a direct or indirect result of any breach by that Finance Party of Clause 31 (Confidentiality And Disclosure Of Information); or

(b)	either:
(i)	is known by that Finance Party before the date the information is disclosed to it by any member of the Group or any of their advisers or by another Finance Party or any of its Affiliates or advisers; or

(ii)	is lawfully obtained by that Finance Party after that date, other than from (A) any member of the Group or any of its advisers, or (B) another Finance Party or any of its Affiliates or advisers, and which, in either case, as far as that Finance Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.
Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 13 (Form Of Confidentiality Undertaking) or in any other form agreed between the Obligors’ Agent and the Facility Agent.

Corporations Act means the Corporations Act 2001 (Cth) of Australia.

Credit Rating means the corporate long term credit rating of the unsecured and unsubordinated debt obligations of the Companies given by S&P or Moody’s.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour, capable of being recycled or recovered or of any value or not), the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or other living organism or causing damage to the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or any event or circumstance specified in Clause 29 (Events Of Default) which would (with the passage of time or the giving of notice or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:
(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent or any member of the Group, or has publicly announced, that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event,
and payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Disruption Event means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or seriously inhibiting that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dollar Swingline Facility means the US Dollar swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Loans).

Dollar Swingline Lender means:
(a)	an Original Lender or an Affiliate of an Original Lender listed in Part 3 of Schedule 1 (The Original Parties) as a Dollar Swingline Lender; or

(b)	any other person that becomes a Dollar Swingline Lender after the date of this Agreement in accordance with Clause 30 (Changes To The Lenders).
Dollar Swingline Loan means a loan made or to be made under the Dollar Swingline Facility or the principal amount outstanding for the time being of that loan.

Environment means the media of land, air and water and includes human beings and other living organisms and natural systems supported by those media.

Environmental Law means any law or regulation in force for the time being in any jurisdiction in which a member of the Group carries on business and which is binding and enforceable against that member of the Group concerning the generation, transportation, storage, treatment, use, processing or disposal of Dangerous Substances or otherwise concerning the protection of the Environment.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means, with respect to any person, any person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of an “affiliated service group” with, such person, as defined in section 414 of the Code, or is otherwise required to be aggregated with such person under section 414(o) of the Code.

EURIBOR means, in relation to any Loan or Unpaid Sum in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan or Unpaid Sum.
Euro Swingline Facility means the euro swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Loans).

Euro Swingline Lender means:
(a)	an Original Lender or an Affiliate of an Original Lender listed in Part 3 of Schedule 1 (The Original Parties) as a Euro Swingline Lender; or
(b)	any other person that becomes a Euro Swingline Lender after the date of this Agreement in accordance with Clause 30 (Changes To The Lenders).
Euro Swingline Loan means a loan made or to be made under the Euro Swingline Facility or the principal amount outstanding for the time being of that loan.

Event of Default means any event or circumstance specified as such in Clause 29 (Events Of Default).

Excluded Subsidiary means:
(a)	any Non-Recourse Project Company; and

(b)	for so long as such entities’ Financial Indebtedness does not retain the benefit in any material manner from any guarantee, bond, security (other than any security over the shares or other ownership interests in, or debts or other obligations of, any such entity or any other Excluded Subsidiary which has rights or liabilities in relation to the same project, partnership or other similar arrangement), indemnity or other commitment from another member of the Group (other than a Joint Venture or Non-Recourse Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, that Financial Indebtedness:
(i)	Richards Bay Minerals (comprising Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited); and
(ii)	the partnership named Newcastle Coal Infrastructure Group.
Facility means the Term Facility or the Revolving Facility (including the Dollar Swingline Facility and the Euro Swingline Facility).

Facility Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means (a) each letter dated on or about the date of this Agreement between (i) the Facility Agent and the Original Borrowers, or (ii) the Mandated Lead Arrangers and the Original Borrowers, setting out any of the fees referred to in Clause 17 (Fees); and (b) any letter dated on or about the date of any increase in Commitments which takes place in accordance with Clause 2.2 (Increase) between an Increase Lender and the Original Borrowers setting out the fees (if any) referred to in Clause 2.2(e) (Increase).

Final Maturity Date means the date in the UK falling 364 days from the date in the UK on which the first Loan is made under this Agreement (which, for the avoidance of doubt, shall not fall later than six Months and 364 days after the date of this Agreement in the UK).

Finance Company means:
(a)	BHP Billiton Finance Plc, BHP Billiton Finance Limited, BHP Billiton Finance USA Limited, BHP Billiton Finance B.V. and BHP Billiton Finance USA B.V., provided that no such company incorporates or acquires any Subsidiaries (other than a Finance Company satisfying the conditions set out in paragraph (b) below) or operating businesses or assets (other than assets referred to in paragraph (b)(iii) below) after the date of this Agreement; and
(b)	any other member of the Group the creditors of whose Financial Indebtedness do not benefit from a guarantee from any other member of the Group (other than the Companies):
(i)	the only material activity of which is raising finance and associated activities (including, without limitation, derivative and hedging transactions, hedging interest rate and foreign exchange exposures of the Group (including arising from commodity trading)) for use in the Group;

(ii)	which is not an operating company; and

(iii)	which does not have any assets other than:
(A)	receivables from loans made by it to any member of the Group;

(B)	shares in other Finance Companies;

(C)	receivables from any derivative and hedging transactions entered into by it;

(D)	cash and bank deposits; or

(E)	any other immaterial assets (excluding shares) associated with acting as a finance raising company for the Group.

Finance Document means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Note Deed Poll, any Note and any other document designated as such by the Facility Agent and the Obligors’ Agent in writing.

Finance Party means a Mandated Lead Arranger, the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent or a Lender.

Financial Indebtedness of any person means (without double-counting):
(a)	all indebtedness of that person for borrowed money;

(b)	all indebtedness under any acceptance credit opened on behalf of that person;

(c)	all indebtedness of that person under any debenture, note, bond or other debt security;

(d)	all indebtedness of that person for money owing in respect of any interest rate or currency swap or forward currency sale or purchase or contract for differences or other form of interest or currency hedging transaction or option as to any of these (including without limit caps, collars and floors);

(e)	all payment obligations of that person under any finance lease which would, in accordance with UK GAAP as applicable to the Original Financial Statements, be treated as a finance lease;

(f)	any indebtedness of that person for or in respect of receivables sold or discounted on a recourse basis;

(g)	any payment obligations under any other transaction having the commercial effect of a borrowing and effected primarily as a method of raising finance; and

(h)	all liabilities of that person (actual or contingent) under any guarantee, bond, security, indemnity or other commitment to assure payment of or indemnify against loss in respect of non-payment of any of the items referred to in paragraphs (a) to (g) above.
Government Agency means any government, or any governmental, semi-governmental or judicial entity or authority, including any self-regulatory authority established under statute.

Gross Assets means, at any time, the sum of total fixed assets and total current assets of the Group as shown in the then most recent financial statements of PLC which are the consolidated accounts of the Group provided that, during the period from the Closing Date until the date of the next financial statements of PLC which are consolidated accounts of the Group (including the Target Group), (i) the sum of total fixed assets and total current assets shall include the total fixed assets and total current assets of the Target Group as shown in the most recent financial statements of the Target which are the consolidated accounts of the Target Group, adjusted to exclude any such assets which shall cease to exist on the consolidation of the Target Group into the Group, and (ii) the sum of total fixed assets and total current assets of the Group

(including as adjusted in accordance with (i) above) shall be further adjusted (after discussions with the auditors of PLC in respect of such matters, in a manner which is consistent with the outcome of those discussions) to reflect the revaluation of the assets of the Group which will be made in the consolidated accounts of the Group (including the Target Group) as a result of the Acquisition.

Group means each of the Companies and each of their respective Subsidiaries for the time being.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international financial reporting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Impaired Agent means the Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) at any time when:
(a)	it has failed to make (or has notified a Party or publicly announced that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	that Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if that Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to that Agent;
unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event,
and payment is made within three Business Days of its due date; or

(ii)	that Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Increase Confirmation means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).

Increase Date has the meaning given to that term in Schedule 14 (Form of Increase Confirmation).

Increase Lender has the meaning given to that term in Clause 2.2 (Increase).

Information Pack means the document in the form approved by the Companies concerning the Group and the Acquisition and distributed to the Lenders by or on behalf of the Companies in connection with the Facilities, as updated and/or supplemented from time to time, and which will comprise the Companies’ rationale for the Acquisition, an investor presentation in respect of the Acquisition prepared by the BHP Billiton petroleum division and details of the expected financial impact of the Acquisition on the Group for the financial year ending 2011 based on market consensus data.

Insolvency Event in relation to a Finance Party or other person means that the Finance Party or other person:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Interest Period means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.4 (Default interest).

Investment Company has the meaning given to it in the United States Investment Company Act of 1940.

Joint Venture means:
(a)	Richards Bay Minerals (comprising Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited);

(b)	the partnership named Newcastle Coal Infrastructure Group; and

(c)	any partnership, corporation, joint venture or unincorporated organisation or association (other than a Project Company) which is a non-wholly owned Subsidiary of a Company whose business or activities substantially consist of or are related to the exploration, development, mining and/or exploitation (including processing and marketing) of base and precious metals, other minerals, petroleum or any other materials whatsoever, if, in each case, none of its creditors benefit in any material manner from any guarantee, bond, security (other than any security over the shares or other ownership interests in, or debts or other obligations of, such entity or any other Joint Venture or Non-Recourse Project Company which has rights or liabilities in relation to the same project, joint venture or other similar arrangement), indemnity or other commitment from another member of the Group (other than another Joint Venture or Non-Recourse Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, its Financial Indebtedness.

Lender means:
(a)	any Original Lender; and

(b)	any bank, financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which has become a Party in accordance with Clause 2.2 (Increase) or Clause 30 (Changes To The Lenders) and, if that person has made a Loan to an Australian Borrower, which is specified for the time being in an entry in a Register as the holder of the Notes representing that Loan, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan or Unpaid Sum:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan or Unpaid Sum and for a period comparable to the Interest Period for that Loan or Unpaid Sum.

Limited means BHP Billiton Limited, a company incorporated in Australia with registered number ABN 49 004 028 077.

Loan means a Term Loan, a Revolving Facility Loan or a Swingline Loan.

LMA means the Loan Market Association.

London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Majority Lenders means (subject to Clause 43.4 (Disenfranchisement of Defaulting Lenders) and Clause 43.5 (Excluded Commitments)), at any time, a Lender or Lenders whose Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately prior to that reduction). For this purpose, where a reference to a Commitment includes a Revolving Facility Commitment, it shall be a reference to that Revolving Facility Commitment but without double counting in respect of any Swingline Commitments.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

Margin means, subject to Clause 14.3 (Margin step-up), 0.50 per cent. per annum.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Market Disruption Event has the meaning given to it in Clause 16.2 (Market disruption).

Material Adverse Effect means a material adverse effect on:
(a)	the ability of the Obligors, taken as a whole, to comply with their payment obligations under any Finance Document as and when they fall due for performance; or

(b)	the ability of the Companies to comply with their obligations under Clause 26.2 (Leverage ratio).
Material Company means a member of the Group (other than a Non-Recourse Project Company) which as at the date of the most recent audited consolidated financial statements of PLC had fixed assets and current assets (calculated on the same basis as Gross Assets on a consolidated basis but excluding any intra-Group items) which represent 2.5 per cent. or more of the Gross Assets of the Group, provided that, after the Closing Date and until such time as the audited consolidated financial statements of PLC (including the Target Group) are published, a Material Company shall mean a member of the Target Group or member of the BHP Billiton Group (in each case other than a Non-Recourse Project Company) which, as at the date of the most recent audited financial statements of the Target (in the case of a member of the Target Group) or the date of the most recent audited consolidated financial statements of PLC (in the case of a member of the BHP Billiton Group), had fixed assets and current assets (calculated on the same basis as Gross Assets on a consolidated basis but excluding any intra-Group items) which represent 2.5 per cent. or more of the Gross Assets of the Group (including the Target Group).

Merger Agreement means the Agreement and Plan of Merger dated as of 14 July 2011 and made between Limited, BHP Billiton Petroleum (North America) Inc., Bidco and the Target, as amended, supplemented, varied, waived or otherwise modified from time to time in the sole discretion of the Companies.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end, if there is one, or, if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

New Holding Company has the meaning given in Clause 43.7 (New Holding Company).

Non-Base Currency means any Optional Currency or Committed Currency which is not the Base Currency.

Non-Recourse Project Company means any Project Company other than:
(a)	for as long as it satisfies the provisions of Clause 27.10(a)(ii)(B) (Project Companies), Cerro Matoso SA; or

(b)	any other Project Company which satisfies the provisions of Clause 27.10(a)(ii)(B) (Project Companies).
Note means the rights of a Lender under a Note Deed Poll, title to which is recorded in and evidenced by an inscription in a Register.

Note Deed Poll means a deed poll executed by an Australian Borrower substantially in the form of Schedule 10 (Form Of Note Deed Poll).

Obligor means either Company or a Borrower.

Obligors’ Agent means BHP Billiton Finance Plc or any other member of the Group nominated by the Companies and approved by the Facility Agent (such approval not to be unreasonably withheld or delayed).

OECD means the Organisation for Economic Co-operation and Development.

Offshore Associate means an Associate:
(a)	which is a non-resident of Australia and does not acquire, or would not acquire, the relevant Notes and corresponding participations in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or

(b)	which is a resident of Australia and which acquires, or would acquire, the relevant Notes and corresponding participations in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country, and which, in either case, is not acquiring the Notes or receiving payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

For the purpose of this definition, “clearing house” has the meaning given to it in section 128F(9) of the Australian Tax Act and “responsible entity” and “registered scheme” each has the meaning given to it in section 9 of the Corporations Act.

Optional Currency means a currency (other than a Committed Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Financial Statements means the audited consolidated financial statements of PLC for its financial year ended 30 June 2010 (which are the consolidated accounts of the Group).

Original Obligor means either Company or an Original Borrower.

Participating Member State means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

Party means a party to this Agreement.

Permitted Security Interests means:
(a)	any Security created with the prior written consent of the Majority Lenders;

(b)	any lien arising by operation of law (including where evidenced by an agreement) or imposed by a court or tribunal;

(c)	any Security over or affecting any asset acquired after the date of this Agreement (other than the Target Shares) if:
(i)	the Security was not created in contemplation of the acquisition of that asset; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset;
(d)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:
(i)	the Security was not created in contemplation of the acquisition of that company; and
(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;
(e)	any Security over or affecting any asset or project (or any shares or other ownership interests in, or debts or other obligations of, any entity owning or operating any such asset or project) established, acquired, developed or expanded after the date of this Agreement where the Security was created to secure the purchase price, or the financing of the establishment, acquisition, development, expansion or operation of that asset or project and the principal amount secured by that Security does not exceed the purchase price or financing (and any costs of establishment, acquisition, development, expansion or operation), other than any such Security created to secure any Financial Indebtedness incurred to finance the Acquisition;

(f)	any Security granted in substitution for any Security permitted under paragraphs (c), (d) or (e) above where the Financial Indebtedness secured is refinancing the Financial Indebtedness secured by the Security being substituted and the principal amount of the Financial Indebtedness secured is not increased as a result of such refinancing;

(g)	any Security to secure loans provided, supported or subsidised by a governmental agency, export credit agency or a lending organisation established by the United Nations, the European Union, the International Monetary Fund or any other international treaty organisation or created to secure pre-export financing or future flow finance arrangements provided that the financing is entered into to mitigate against political risk (including, without limitation, remittance risk);

(h)	any Security created in connection with convertible or exchangeable bonds or notes where the Security is created over the assets into which the convertible or exchangeable bonds or notes may be converted or exchanged and secures only the obligation of the issuer to effect the conversion or exchange of the bonds or notes into such assets;

(i)	any Security over or affecting any goods or documents of title to goods arising in the ordinary course of trade finance incurred in the ordinary course of business;

(j)	any Security of the following description or arising in the following transactions:
(i)	collateral posted against obligations under exchange-traded forward sale contracts entered into in the ordinary course of business;

(ii)	the discounting of receivables to the extent that the value of the assets over which Security exists does not exceed US$500,000,000 (or its equivalent in any other currency) in total;

(iii)	netting or credit support arrangements arising for the purposes of any International Swaps and Derivatives Association Master Agreement or International Foreign Exchange Master Agreement where the relevant transaction or transactions are entered into in connection with the ordinary business activities or financing arrangements of any member of the Group;

(iv)	cash management arrangements and any netting or set-off arrangement entered into in the ordinary course of banking arrangements; and

(v)	Security in the form of cross charges over joint venture related assets granted to other participants in a joint venture and/or the manager of the joint venture to secure obligations owed to any one or more of the other participants in such joint venture and/or the manager under the joint venture or related agreement;
(k)	any Security created by an Obligor in favour of another Obligor;

(l)	any Security constituted by arrangements for the retention by a vendor, lessor or consignor of title to goods in accordance with its standard terms of business pending payment in full of the purchase price or rent therefor, provided that, in relation to sales, such purchase price is paid and title passes within six months of the date of supply by the vendor of such goods;

(m)	any Security created by a Project Company or over any shares or other ownership interests in, or debts or other obligations of, that Project Company to secure Financial Indebtedness of that Project Company or any other Project Company with rights or liabilities in relation to the same project;

(n)	any Security created by a member of the Group (other than an Obligor) in favour of another member of the Group; and

(o)	any Security not permitted under paragraphs (a) to (n) above securing Financial Indebtedness, provided that the lower of:
(i)	the value of all assets subject to such Security; and

(ii)	the aggregate of all Financial Indebtedness secured by such Security, does not:
(A)	exceed 10 per cent. of the Gross Assets of the Group; or

(B)	when aggregated with the aggregate amount of all Project Investments in all designated companies (as defined in Clause 27.10 (Project Companies)) exceed 20 per cent. of the Gross Assets of the Group.
Plan means an employee benefit plan as defined in section 3(3) of ERISA:
(i)	maintained by any Obligor or any ERISA Affiliate; or

(ii)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.
PLC means BHP Billiton Plc, a company incorporated in England and Wales with registered number 3196209.

Project Company means each of the following:
(a)	for as long as they meet the requirements of either sub-paragraph (a)(ii)(A) or sub-paragraph (a)(ii)(B) of Clause 27.10 (Project Companies), each member of the Group which has any rights or liabilities in respect of any of the following projects:
(i)	the Escondida Project;

(ii)	the Cerro Matoso Project;

(iii)	the Maruwai Coal Project;

(iv)	the Guinea Alumina Project;

(v)	the Guinea/Liberia Iron Ore Project; and

(vi)	the Newcastle Infrastructure Project;
(b)	any member of the Group (which is not an Obligor) designated as a Project Company in accordance with Clause 27.10 (Project Companies); or

(c)	any other member of the Group otherwise accepted by the Majority Lenders as a Project Company.
Project Investment means, with respect to a Project Company, the aggregate amount of:
(a)	any debt (whether subordinated or otherwise) owing by that Project Company to another member of the Group (not being a Project Company); and

(b)	any equity investment valued at cost by any other member of the Group (not being a Project Company) in that Project Company.
Publicly-held Shares means, at any time, in relation to a Company, any ordinary shares of that Company which are not held by any member of the Group at that time.

Quotation Day means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two London Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and, if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means the principal London offices of Barclays Bank PLC, BNP Paribas and JPMorgan Chase Bank, N.A., or such other banks as may be appointed by the Facility Agent in consultation with the Obligors’ Agent.

Register means a register of Notes to be maintained by the Facility Agent for each Australian Borrower in accordance with Clause 10 (Register Of Notes).

Relevant Interbank Market means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Repeating Representations means each of the representations set out in Clauses 24.1 (Status) to 24.6(a) (No default), 24.9 (Pari passu ranking), 24.12 (Investment Company Act) and 24.13 (ERISA).

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form Of Resignation Letter).

Revolving Facility means the revolving loan facility made available under this Agreement as described in Clause 2.1(b) (The Facilities).

Revolving Facility Commitment means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Revolving Facility Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Facility Loan means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

Rollover Loan means one or more Revolving Facility Loans:
(a)	made or to be made on the same date that one or more maturing Revolving Facility Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than those maturing Revolving Facility Loans;

(c)	in the same currency as the maturing Revolving Facility Loans (unless it is in a different currency as a result of the operation of Clause 11.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing those maturing Revolving Facility Loans.
S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means:
(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders.

Security means a mortgage, charge, pledge, lien or other security interest.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Form of Requests) given in accordance with Clause 15 (Interest Periods).

Separate Loan has the meaning given to that term in Clause 12.2 (Repayment of Revolving Facility Loans).

Specified Time means a time determined in accordance with Schedule 9 (Timetables).

Subsidiary means:
(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006;

(b)	a subsidiary within the meaning of section 9 of the Corporations Act;

(c)	any other entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(d)	for the purpose of determining whether a person is a Subsidiary of a Company or the Target (as the case may be):
(i)	any other entity of which PLC and Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(ii)	any other entity which is treated in the audited consolidated financial statements of the Group or the Target Group as being a subsidiary of PLC and/or Limited or the Target (as the case may be).

Super-Majority Lenders has the same meaning as Majority Lenders except that, for the purposes of calculating the relevant percentage, each reference in the definition of Majority Lenders to 66 2/3 per cent. shall be construed as a reference to 85 per cent.

Swingline Commitment means:
(a)	in relation to a Dollar Swingline Lender on the date of this Agreement, the amount in US Dollars set opposite its name under the heading Dollar Swingline Commitment in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Dollar Swingline Commitment transferred to it under this Agreement;

(b)	in relation to a Euro Swingline Lender on the date of this Agreement, the amount in euro equivalent to the amount in US Dollars (the Euro Equivalent) set opposite its name under the heading Euro Swingline Commitment in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Euro Swingline Commitment transferred to it under this Agreement. For the purposes of calculating the amount of the Euro Equivalent, the amount in US Dollars specified in Part 3 of Schedule 1 (The Original Parties) shall be converted into euro at the Facility Agent’s Spot Rate of Exchange on the date the Facility Agent receives the Utilisation Request; and

(c)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Swingline Facilities means the Dollar Swingline Facility and the Euro Swingline Facility.

Swingline Lender means a Dollar Swingline Lender or a Euro Swingline Lender.

Swingline Loan means a Dollar Swingline Loan or a Euro Swingline Loan.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET is open for the settlement of payments in euro.

Target means Petrohawk Energy Corporation, a Delaware corporation having its principal executive offices at 1000 Louisiana, Suite 5600, Houston, Texas 77002.

Target Group means the Target and its Subsidiaries for the time being.

Target Shares means all of the issued and outstanding common stock of the Target other than any such common stock which is held by a member of the Target Group (on its own behalf and not on behalf of third parties) at that time.

Tax means any tax, levy, impost, deduction, duty or other charge or withholding of a similar nature and including any related penalty or interest arising out of an Obligor’s failure to pay or any delay on the part of an Obligor in paying any of the same.

Term Facility means the term loan facility made available under this Agreement as described in Clause 2.1(a) (The Facilities).

Term Facility Commitment means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Term Facility Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Loan means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

Total Commitments means the aggregate of the Total Term Facility Commitments and the Total Revolving Facility Commitments, being US$7,500,000,000 at the date of this Agreement.

Total Revolving Facility Commitments means the aggregate of the Revolving Facility Commitments, being US$2,500,000,000 at the date of this Agreement.

Total Term Facility Commitments means the aggregate of the Term Facility Commitments, being US$5,000,000,000 at the date of this Agreement.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form Of Transfer Certificate) or (other than in respect of a Loan to an Australian Borrower) in a form recommended by the LMA or in any other form agreed between the Facility Agent and the Obligors’ Agent.

Transfer Date means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.
UK GAAP means generally accepted accounting principles, standards and practices in the UK, including IFRS.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Form of Requests).

VAT means value added tax as provided for in the United Kingdom Value Added Tax Act 1994 and any other tax of a similar nature in any relevant jurisdiction.

Wholly-owned Date means the date (if any) on which the Target becomes (directly or indirectly) a wholly-owned Subsidiary of a Company.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent, any Mandated Lead Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a group of persons acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition (directly or indirectly) of shares in either of the Companies by any of them, either directly or indirectly, in order to obtain or consolidate control of either of the Companies;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	Barclays Capital is to the investment banking division of Barclays Bank PLC;

(v)	control means the power to direct the management and the policies of an entity whether through the ownership of voting capital, by contract or otherwise;

(vi)	the European interbank market means the interbank market for euro operating in Participating Member States;

(vii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented, extended, restated or novated;

(viii)	a guarantee means (other than in Clause 23 (Guarantee And Indemnity By The Companies)) any guarantee, letter of credit, bond, indemnity or other commitment to assure the repayment of, or indemnify against loss, in respect of non-payment of indebtedness;

(ix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as it may be amended or re-enacted from time to time;

(xiii)	the singular includes the plural (and vice versa);

(xiv)	a time of day is a reference to London time; and

(xv)	Australian Dollars, AUD or AUS$ is to the lawful currency for the time being of Australia, US Dollars, USD and US$ is to the lawful currency for the time being of the United States, Sterling, GBP and £ is to the lawful currency for the time being of the United Kingdom and euro, EUR and € is to the single currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Communities, as amended.
(b)	In this Agreement, Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is continuing if it has not been remedied or waived.
1.3	Third Party Rights
(a)	Unless expressly stated to the contrary in this Agreement or a Note Deed Poll, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of that Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:
(a)	a 364 day term loan facility in an aggregate amount equal to the Total Term Facility Commitments; and

(b)	a 364 day multicurrency revolving loan facility, incorporating a US Dollar swingline facility and a euro swingline facility, in an aggregate amount equal to the Total Revolving Facility Commitments.
2.2	Increase
(a)	The Obligors’ Agent may by giving prior notice to the Facility Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 13.11 (Right of cancellation and prepayment in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 13.1 (Illegality) or paragraph (a) of Clause 13.9 (Right of repayment and cancellation in relation to a single Lender),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Companies (each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender);

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)	An increase in the Total Commitments will only be effective on:
(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and
(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Obligors’ Agent and the Increase Lender.
(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Original Borrowers shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500 and the Original Borrowers shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)	The Original Borrowers may pay to the Increase Lender a fee in the amount and at the times agreed between the Companies and the Increase Lender in a Fee Letter.

(f)	Clause 30.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that Increase Lender; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(g)	Nothing in this Clause 2.2 obliges (i) any Party to find an Increase Lender or (ii) any Lender to become an Increase Lender.
2.3	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(d)	Each Lender confirms to the Facility Agent and the Obligors’ Agent on the date of this Agreement or on any later date on which it becomes a Lender in accordance with Clause 2.2 (Increase) or Clause 30 (Changes to the Lenders) that it is not a Defaulting Lender, and undertakes to notify the Facility Agent and the Obligors’ Agent that it has become a Defaulting Lender as soon as practicable upon becoming aware of the same.
2.4	Appointment of Obligors’ Agent

Each Obligor by its execution of this Agreement hereby irrevocably authorises the Obligors’ Agent to give all notices (including, without limitation, Utilisation Requests, Selection Notices and notices of prepayment and cancellation) and instructions and make such agreements (including, without limitation, in relation to an alternative basis (as described in Clause 16.4 (Alternative basis of interest or funding)) and in relation to Clause 43 (Amendments And Waivers)) expressed to be capable of being given or made by the Obligors’ Agent, notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor and that Obligor shall, as regards the Agents and each Lender, be bound thereby as though that Obligor had agreed that change, given that notice or made that agreement.

3.	PURPOSE

3.1	Purpose
(a)	Subject to the terms of this Agreement, amounts borrowed under the Facilities may only be applied towards:
(i)	financing, directly or indirectly, cash payments due to holders of Target Shares in respect of the Acquisition;

(ii)	direct or indirect payments to holders of options, warrants or other rights to receive Target Shares;

(iii)	refinancing the indebtedness of the Target Group (including, without limitation, by way of the purchase of such Target Group indebtedness and/or the provision of cash collateral for such Target Group indebtedness (subject to the other terms of this Agreement) by a member of the Group); and

(iv)	the payment of Acquisition Costs.
(b)	Amounts borrowed under the Revolving Facility may also be applied towards the general corporate purposes of the Group including, without limitation, as a backstop to commercial paper issued by members of the Group.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Utilisation Request may be delivered unless the Facility Agent has received all of the documents and other evidence listed in Parts 1 and 2 of Schedule 2 (Conditions Precedent) (unless waived, on the instructions of the Majority Lenders) which, except for the documents listed in paragraph 15 of Part 1 and paragraph 1 of Part 2 of that Schedule (which are not subject to the requirement that they be in form and substance reasonably satisfactory to the Facility Agent), must be in form and substance reasonably satisfactory to the Facility Agent. The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied in relation to the documents and other evidence listed in each of Parts 1 and 2 of Schedule 2 (Conditions Precedent) respectively.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), and Clause 12.2(b) (Repayment of Revolving Facility Loans) will only operate, if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	in the case of a Rollover Loan or a Loan pursuant to Clause 12.2(b) (Repayment of Revolving Facility Loans), no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies
(a)	A currency (other than a Committed Currency) will constitute an Optional Currency in relation to a Revolving Facility Loan if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is approved by the Facility Agent (acting on the instructions of all the Lenders with a Revolving Facility Commitment) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Loan.
(b)	If, by the Specified Time, the Facility Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will notify the relevant Lenders of that request by the Specified Time. Based on any responses received by the Facility Agent by the Specified Time, the Facility Agent will confirm to the Obligors’ Agent by the Specified Time:
(i)	whether or not the relevant Lenders have granted their approval; and
(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.
4.4	Maximum number of Loans
(a)	Unless the Facility Agent agrees otherwise, a Utilisation Request may not be delivered if as a result of the proposed Utilisation more than 15 Term Loans and 15 Revolving Facility Loans (including Swingline Loans) would be outstanding.

(b)	Any Loan made by a single Lender under Clause 11.2 (Unavailability of a currency) and any Separate Loan shall not be taken into account in this Clause 4.4.
5.	UTILISATION — LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility provided that it (or the Obligors’ Agent on its behalf) delivers to the Facility Agent a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	it identifies the Borrower;

(b)	it identifies the purpose of the Utilisation;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility and, in the case of a Revolving Facility Loan, falls on or after the first Utilisation Date under the Term Facility;

(d)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(e)	the proposed Interest Period complies with Clause 15 (Interest Periods); and

(f)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be:
(i)	in relation to a Term Loan, the Base Currency; or
(ii)	in relation to a Revolving Facility Loan, a Committed Currency or an Optional Currency.
(b)	The amount of the proposed Loan must be:
(i)	if it is a Term Loan, a minimum aggregate amount of US$50,000,000 or, if less, the amount of the Available Facility;
(ii)	if it is a Revolving Facility Loan and:
(A)	the currency selected is a Committed Currency, a minimum amount of, as appropriate, US$10,000,000, £10,000,000, €10,000,000 or AUS$10,000,000 (and, in each case, an integral multiple of such amount) or, if less, the amount of the Available Facility (or, if the currency selected is not US Dollars, its equivalent in such other currency); or

(B)	the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Facility Agent pursuant to Clause 4.3(b)(ii) (Conditions relating to Optional Currencies) or, if less, the equivalent amount of the Available Facility in that currency; and
(iii)	in any event, such that its Base Currency Amount is less than or equal to the Available Facility.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, and subject to Clause 12.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in a Non-Base Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan and, in the case of a Revolving Facility Loan and if different, the amount of that participation to be made available in accordance with Clause 36.1 (Payments to an Agent), in each case by the Specified Time.

(d)	In the case of any Acquisition Loan to be advanced on the first Utilisation Date, provided the Facility Agent notifies each Lender under the relevant Facility by the Specified Time of the participation of that Lender in that Loan, each such Lender shall take reasonable steps to ensure that the funds in respect of its participation in that Loan are made available to the Facility Agent no later than 10.00 a.m. (New York time) on the first Utilisation Date.
6.	UTILISATION — SWINGLINE LOANS

6.1	General
(a)	In this Clause 6 (Utilisation — Swingline Loans) and Clause 7 (Swingline Loans):

a reference to the Available Facility or Available Commitments is to the relevant Swingline Facility and the Available Commitments thereunder, but without prejudice to Clause 6.8 (Relationship with the Revolving Facility ).

Euro Swingline Rate means, in relation to any Euro Swingline Loan, the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Euro Swingline Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market as of the Specified Time on the Utilisation Date for that Euro Swingline Loan for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Euro Swingline Loan.

Federal Funds Rate means, in relation to any day, the rate per annum equal to:
(a)	the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)	if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Dollar Swingline Agent from three Federal funds brokers of recognised standing selected by the Dollar Swingline Agent.
New York Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

Overall Commitment of a Lender under the Revolving Facility means:
(a)	its Revolving Facility Commitment; or

(b)	in the case of a Swingline Lender which does not have a Revolving Facility Commitment, the Revolving Facility Commitment of a Lender which is its Affiliate.
Prime Rate means the prime commercial lending rate for US Dollars from time to time announced by the Dollar Swingline Agent.

Total Swingline Commitments means the aggregate of the Dollar Swingline Commitments and the Euro Swingline Commitments, being an amount equal to US$1,000,000,000 at the date of this Agreement. For the purposes of calculating the amount of the Total Swingline Commitments, the amount of the Euro Swingline Commitments shall be converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date the Facility Agent receives the Utilisation Request.

(b)	Any reference in this Agreement to:
(i)	an Interest Period includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(ii)	a Lender includes a Swingline Lender unless the context otherwise requires.
(c)	The following Clauses do not apply to Swingline Loans:
(i)	Clause 5 (Utilisation — Loans);

(ii)	Clause 11 (Optional Currencies);

(iii)	Clause 13.6 (Voluntary prepayment);

(iv)	Clause 14 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(v)	Clause 15 (Interest Periods); and

(vi)	Clause 16 (Changes To The Calculation Of Interest).

6.2	Delivery of a Utilisation Request for Dollar Swingline Loans
(a)	A Borrower may utilise the Dollar Swingline Facility provided that it (or the Obligors’ Agent on its behalf) delivers to the Dollar Swingline Agent (copied to the Facility Agent) a duly completed Utilisation Request not later than the Specified Time.

(b)	Each Utilisation Request for a Dollar Swingline Loan must be sent to the Dollar Swingline Agent at the address in the United States of America notified by the Dollar Swingline Agent for this purpose with a copy to its address referred to in Clause 38 (Notices).
6.3	Completion of a Utilisation Request for Dollar Swingline Loans
(a)	Each Utilisation Request for a Dollar Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Dollar Swingline Loan;

(iii)	the proposed Utilisation Date is a New York Business Day within the Availability Period and falls on or after the first Utilisation Date under the Term Facility;

(iv)	the Dollar Swingline Loan is denominated in the Base Currency;

(v)	the amount of the proposed Dollar Swingline Loan is a minimum of US$5,000,000 or, if less, the Available Facility; and

(vi)	the proposed Interest Period:
(A)	does not overrun the Final Maturity Date;

(B)	is a period of not more than seven days; and

(C)	ends on a New York Business Day.
(b)	Only one Dollar Swingline Loan may be requested in each Utilisation Request.
6.4	Dollar Swingline Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Dollar Swingline Lender shall make its participation in each Dollar Swingline Loan available through its Facility Office in the United States of America or through an alternative Facility Office that is (i) able to comply with the timetable for Dollar Swingline Loans as set out in Schedule 9 (Timetables) and (ii) acceptable to the Obligors’ Agent, acting reasonably.

(b)	The Dollar Swingline Lenders will only be obliged to comply with paragraph (a) above if, on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Default is continuing or would result from the proposed Utilisation; and
(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.
(c)	The amount of each Dollar Swingline Lender’s participation in each Dollar Swingline Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Dollar Swingline Loan, adjusted to take account of any limit applying under Clause 6.8 (Relationship with the Revolving Facility ).
(d)	The Facility Agent shall notify each Dollar Swingline Lender of the amount of each Dollar Swingline Loan and its participation in that Dollar Swingline Loan by the Specified Time.
6.5	Delivery of a Utilisation Request for Euro Swingline Loans
(a)	A Borrower may utilise the Euro Swingline Facility provided that it (or the Obligors’ Agent on its behalf) delivers to the Euro Swingline Agent (copied to the Facility Agent) a duly completed Utilisation Request not later than the Specified Time.
(b)	Each Utilisation Request for a Euro Swingline Loan must be sent to the Euro Swingline Agent at the address referred to in Clause 38 (Notices).
6.6	Completion of a Utilisation Request for Euro Swingline Loans
(a)	Each Utilisation Request for a Euro Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Euro Swingline Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period and falls on or after the first Utilisation Date under the Term Facility;

(iv)	the Euro Swingline Loan is denominated in euro;

(v)	the amount of the proposed Euro Swingline Loan is a minimum of €5,000,000 or, if less, the Available Facility (converted into euro applying the Euro Swingline Agent’s spot rate of exchange on the date of receipt by it of the Utilisation Request); and

(vi)	the proposed Interest Period:
(A)	does not overrun the Final Maturity Date;

(B)	is a period of not more than seven days; and

(C)	ends on a Business Day.
(b)	Only one Euro Swingline Loan may be requested in each Utilisation Request.
6.7	Euro Swingline Lenders’ participation
(a)	The Euro Swingline Lenders will only be obliged to make a Loan under the Euro Swingline Facility if, on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Default is continuing or would result from the proposed Utilisation; and
(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.
(b)	The amount of each Euro Swingline Lender’s participation in each Euro Swingline Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Euro Swingline Loan, adjusted to take account of any limit applying under Clause 6.8 (Relationship with the Revolving Facility ).

(c)	The Facility Agent shall notify each Euro Swingline Lender of the amount of each Euro Swingline Loan and its participation in that Euro Swingline Loan by the Specified Time.
6.8	Relationship with the Revolving Facility
(a)	This Clause 6.8 applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Swingline Facilities are not independent of the Revolving Facility.

(c)	Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Revolving Facility Loan or a Swingline Loan to the extent that it would not result in its participation and that of a Lender which is its Affiliate in the Revolving Facility Loans and Swingline Loans exceeding its Overall Commitment.

(d)	Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Revolving Facility Loans and Swingline Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their (or their Affiliates’)

respective Revolving Facility Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.
7.	SWINGLINE LOANS

7.1	Swingline
(a)	Subject to the terms of this Agreement, the Dollar Swingline Lenders make available to the Borrowers a US Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

(b)	Subject to the terms of this Agreement, the Euro Swingline Lenders make available to the Borrowers a euro swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

(c)	Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Swingline Loan to the extent that the advance of that Swingline Loan would not result in the participation of the Lenders in all Swingline Loans then outstanding exceeding the Total Swingline Commitments.
7.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facilities towards refinancing a note or other instrument maturing under any commercial paper programme of a member of the Group. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

7.3	Repayment

Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

7.4	Voluntary prepayment of Swingline Loans
(a)	The Borrower to which a Swingline Loan has been made may prepay, at any time, the whole of that Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facilities which is prepaid may be reborrowed in accordance with the terms of this Agreement.
7.5	Dollar Swingline Facility rate of interest
(a)	The rate of interest on each Dollar Swingline Loan for any day during its Interest Period is the higher of:
(i)	the Prime Rate at the Specified Time and in force on that day; and

(ii)	0.5 per cent. per annum over the rate per annum determined by the Dollar Swingline Agent to be the Federal Funds Rate for that day.
(b)	The Dollar Swingline Agent shall promptly notify the Dollar Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.

(c)	If any day during an Interest Period is not a New York Business Day, the rate of interest on a Dollar Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

(d)	Each Borrower shall pay accrued interest on each Dollar Swingline Loan made to it on the last day of its Interest Period.
7.6	Euro Swingline Facility rate of interest
(a)	The rate of interest for each Euro Swingline Loan for its Interest Period is the aggregate of the applicable:
(i)	Margin;

(ii)	rate per annum determined by the Euro Swingline Agent to be the Euro Swingline Rate for each day during its Interest Period; and

(iii)	Mandatory Cost, if any.
(b)	The Euro Swingline Agent shall promptly notify the Euro Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.
(c)	Each Borrower shall pay accrued interest on each Euro Swingline Loan made to it on the last day of its Interest Period.
7.7	Interest Period
(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.
7.8	Swingline Agents
(a)	The Dollar Swingline Agent may perform its duties in respect of the Dollar Swingline Facility through an Affiliate acting as its agent.

(b)	The Euro Swingline Agent may perform its duties in respect of the Euro Swingline Facility through an Affiliate acting as its agent.

7.9	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:
(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.
7.10	Loss sharing
(a)	In this Clause 7.10:

The Proportion of a Lender means the proportion borne by:
(a)	its Revolving Facility Commitment (or, if the Total Revolving Facility Commitments are then zero, its Revolving Facility Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Revolving Facility Loans (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Loan);

to

(b)	the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments are then zero, the Total Revolving Facility Commitments immediately prior to their reduction to zero) minus the Base Currency Amount of any outstanding Revolving Facility Loans (but ignoring the unpaid Swingline Loan).
The Shortfall of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

The Unpaid Amount means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan, calculated from the Utilisation Date to the Loss Sharing Date.

The Unpaid Swingline Participation of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 7.10).

(b)	If a Swingline Loan is not repaid in full on its due date, the Facility Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the Loss Sharing Date) on which payments shall be made between the Lenders under the Revolving Facility to re-distribute the Unpaid Amount between them. The Facility Agent shall give at least three Business Days’ notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(c)	On the Loss Sharing Date, each Lender under the Revolving Facility must pay to the Facility Agent its Proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

(d)	Out of the funds received by the Facility Agent pursuant to paragraph (c) above, the Facility Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender.

(e)	If the amount actually received by the Facility Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders, then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.
(f)	(i)	On making a payment under this Clause 7.10, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.
(ii)	If and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this Clause 7.10.
(iii)	Any payment under this Clause 7.10 does not increase or reduce the obligations in aggregate of any Obligor.
8.	SUBSCRIPTION AND ISSUE OF NOTES

8.1	Subscription for Notes

Each Lender agrees to provide its proportion of an Australian Loan requested by an Australian Borrower under this Agreement by subscribing for Notes to be issued by that Australian Borrower under the relevant Note Deed Poll. Each Lender and the Facility Agent agrees to be bound by each Note Deed Poll.

8.2	Issue of Notes

Each Lender, each Australian Borrower and the Facility Agent agrees that, on the first Utilisation Date for an Australian Loan by an Australian Borrower under any Facility, that Australian Borrower shall issue Notes in relation to that Facility to each Lender which provides a proportion of the requested Australian Loan with:
(a)	a maximum aggregate principal amount equal to that Lender’s Commitment in respect of that Facility plus AUS$1; and

(b)	an aggregate principal amount outstanding equal to that Lender’s participation in all Australian Loans outstanding from time to time to that Australian Borrower under that Facility plus AUS$1.

9.	PUBLIC OFFERS

9.1	Satisfaction of public offer test
(a)	The Australian Borrowers:
(i)	confirm that they have made (orally or in writing) invitations for participations in the Facilities being provided to the Australian Borrowers and (if then issued) for the transfer or subscription of the corresponding Notes and participations in the relevant Facility (collectively Participations):
(A)	to at least ten parties, each of whom are not Offshore Associates of the Australian Borrowers and are parties who each carry on a business of providing finance or investing or dealing in securities in the course of operating in financial markets (for the purposes of section 128F(3)(a)(i) of the Australian Tax Act); and/or

(B)	as a result of negotiations being initiated publicly, in an electronic form, or in another form, that is used by financial markets for dealing in debentures or debt interests (for the purposes of section 128F(3)(d) of the Australian Tax Act), such as Reuters or Bloomberg; and
(ii)	confirm that, if an invitation referred to in paragraph (i)(A) above has been made but an invitation referred to in paragraph (i)(B) above has not been made, at least ten of the parties to whom they have made the invitation referred to in paragraph (i)(A) above were not, as at the date invitations were made, to the knowledge or reasonable suspicion of the relevant officers of the Australian Borrowers involved in the transaction, Associates of any of the other invitees.
(b)	Each Australian Borrower confirms that it has not and will not offer or sell Participations to any person who that Australian Borrower knows or has reasonable grounds to suspect is an Offshore Associate of that Australian Borrower or in circumstances where any employee or officer of that Australian Borrower directly involved in the offer or sale knows or has reasonable grounds to suspect that those Participations (or an interest in or right in respect of them) are being or would be acquired either directly or indirectly by an Offshore Associate of that Australian Borrower (other than an Offshore Associate acting in the capacity of a dealer, manager or underwriter in relation to the placement of those Participations or a clearing house, custodian, funds manager or responsible entity of a registered scheme within the meaning of the Corporations Act as permitted by section 128F(5) of the Australian Tax Act).
9.2	Participants’ representations and warranties

Each Lender as at the date of this Agreement represents and warrants to the Australian Borrowers as at the date of this Agreement that:

(a)	an offer to participate in the Facilities and for the transfer of or subscription for Notes has been made to it by the Australian Borrowers;
(b)	(i)	it is and, at the time it subscribes for or acquires a Note, it will be carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; or
(ii)	the issue of a Note will be as a result of negotiations being initiated publicly in an electronic form, or in another form, that is used by financial markets for dealing in debentures or debt interests; and
(c)	except as disclosed to the relevant Australian Borrower, it is not, and at the time it acquires a Participation it will not be, so far as it has actual knowledge or reasonable grounds to suspect, an Associate of the Facility Agent or the Australian Borrowers.
9.3	Information

In connection with any Notes held by it or issued to it, each Lender will provide to the relevant Australian Borrower when reasonably requested by the relevant Australian Borrower any factual information in its possession or which it is reasonably able to provide to assist it to demonstrate that:
(a)	the issue of the Notes satisfies the public offer test under section 128F of the Australian Tax Act; and

(b)	payments of interest under the Notes are exempt from withholding tax under that section of the Australian Tax Act, where to do so will not in the Lender’s reasonable opinion breach any law or regulation or any duty of confidence.

9.4	Selling restrictions

Each Lender undertakes to each other Finance Party and to the Obligors that it will not directly or indirectly offer or sell Notes or distribute or circulate any offer document or other material in connection with the Notes in any jurisdiction except under circumstances that would result in compliance with the laws and regulations of that jurisdiction. The Notes may only be offered in the United States to an “accredited investor” as defined in Rule 501(a)(1), (2) or (3) of Regulation D under the United States Securities Act of 1933.

10.	REGISTER OF NOTES

10.1	Establishment of Register for each Australian Borrower

The Facility Agent must establish and maintain a Register for each Australian Borrower. Each Register shall be maintained in London or any place in Australia approved by the Obligors’ Agent (taking into account stamp duty considerations).

10.2	The Register
(a)	The Facility Agent must inscribe the following information in the Register of the relevant Australian Borrower in respect of each Note issued by that Australian Borrower:
(i)	the Facility in relation to which that Note is issued and its issue date;

(ii)	the outstanding principal amount from time to time under that Note;

(iii)	the name and address, at its Facility Office, of the Lender which holds that Note;

(iv)	the account of the Lender to which payments in respect of that Note are to be made; and

(v)	details of all transfers or assignments, advances and repayments made in respect of that Australian Borrower’s Loan under the Facility in relation to which that Note is issued and any redemption of all or part of that Note.
(b)	The Facility Agent must update each Register to record changes notified to it as at the date of any such notification.
10.3	Register is paramount
(a)	Each Australian Borrower and the Facility Agent shall recognise the Lender whose name appears in the Register for that Australian Borrower as the absolute owner of the relevant Notes inscribed in its name on that Register without regard to any other record or instrument.

(b)	No notice of any trust or other interest in any Note will be entered on the relevant Register. No Australian Borrower nor the Facility Agent need take notice of any other interest in, or claim to, a Note, except as ordered by a court of competent jurisdiction or required by law.
10.4	Inspection of Register
(a)	Subject to paragraph (b) below, the Facility Agent shall make available a copy of (or an extract of) a Register to any Australian Borrower, the Obligors’ Agent or a Lender upon not less than three Business Days’ written notice.

(b)	The Facility Agent is not required to make any Register or a copy of any Register available to any Lender except:
(i)	where the Lender wishes to inspect only the part of the Register that provides particulars of the Notes held by it; or

(ii)	where otherwise required by law or by a Government Agency.

10.5	Receipt of payments

On receipt of any payment from a Lender under Clause 8 (Subscription And Issue Of Notes), the Facility Agent will:
(a)	pay that amount to the relevant Australian Borrower in accordance with Clause 36 (Payment Mechanics) to the account and bank specified by or on behalf of that Australian Borrower in the Utilisation Request; and

(b)	complete the issue of the Notes referred to in Clause 8.1 (Subscription for Notes) by entering them in the Register.
10.6	Amendment of Register

In the case of each Utilisation by an Australian Borrower (other than the first) and each repayment or prepayment of any Utilisation which was made by an Australian Borrower, the Facility Agent must amend the Register to reflect the revised principal amount outstanding on the relevant Australian Borrower’s Notes under that Facility.

10.7	Transfer not effective until recorded in Register
(a)	Even if the Facility Agent has received a Transfer Certificate or instrument of transmission in relation to a Note, the person recorded in the relevant Register as the holder of that Note remains the owner of that Note for all purposes until the name of the transferee or transmittee is entered in that Register as the holder of that Note.

(b)	A transferee or transmittee of a Note will be treated as the holder of that Note from the date and time its name is entered in the relevant Register. Without limiting this, the transferee or transmittee of a Note will be entitled to receive any payments then due or to become due to the holder of that Note, and the relevant Australian Borrower will fully discharge its obligations under this document by making that payment to the transferee or transmittee whether or not all or any part of that payment had accrued before the date on which and time at which the transferee or transmittee is entered on the relevant Register.
11.	OPTIONAL CURRENCIES

11.1	Selection of currency

A Borrower (or the Obligors’ Agent on its behalf) shall select the currency of a Loan (other than a Swingline Loan) in a Utilisation Request.

11.2	Unavailability of a currency

If, before the Specified Time on any Quotation Day in relation to a Loan denominated in an Optional Currency:
(a)	the Facility Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Facility Agent will give notice to the Obligors’ Agent to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 11.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

11.3	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

12.	REPAYMENT

12.1	Repayment of Term Loans

All Term Loans must be repaid in full by the relevant Borrower of any such Loan on or before the Final Maturity Date.

12.2	Repayment of Revolving Facility Loans
(a)	Each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Borrower:
(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 11.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;
the aggregate amount of the new Revolving Facility Loans shall, unless the Obligors’ Agent notifies the Facility Agent to the contrary in its Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:
(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will only be required to pay an amount in accordance with Clause 36.1 (Payments to an Agent) in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in accordance with Clause 36.1 (Payments to an Agent); and
(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:
(1)	the relevant Borrower will not be required to make any payment in accordance with Clause 36.1 (Payments to an Agent); and

(2)	each Lender will be required to make its participation in the new Revolving Facility Loans available in accordance with Clause 36.1 (Payments to an Agent) only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.
(c)	All Revolving Facility Loans must be repaid in full on or before the Final Maturity Date.

(d)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in any Revolving Facility Loans then outstanding will be automatically extended to the Final Maturity Date and will be treated as separate Revolving Facility Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(e)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (e) to the Defaulting Lender concerned as soon as practicable on receipt. Clause 35 (Sharing Among the Lenders) will not apply to the prepayment of a Separate Loan.

(f)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(g)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (f) above, in which case those paragraphs shall prevail in respect of any Separate Loan.
12.3	Reborrowing
(a)	No Borrower may reborrow any part of a Term Loan Facility which is repaid.

(b)	Any part of a Revolving Facility Loan which is repaid may be reborrowed in accordance with the terms of this Agreement.
13.	PREPAYMENT AND CANCELLATION

13.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law), provided that each Borrower may replace that Lender in accordance with Clause 13.9 (Right of repayment and cancellation in relation to a single Lender) on or before the applicable date under paragraph (c) above in relation to each Loan (in which case, for the purposes of the operation of this proviso only, the Commitment of that Lender shall, notwithstanding paragraph (b) above, be reinstated immediately prior to the effectiveness of such replacement).

13.2	Change of control
(a)	If a person (or group of persons acting in concert) gains control of either of the Companies (other than as contemplated in Clause 43.7 (New Holding Company)):
(i)	the Obligors’ Agent shall promptly notify the Facility Agent; and

(ii)	the Facility Agent and the Obligors’ Agent shall on such notification enter into negotiations (for a period of not more than 30 days) with a view to agreeing any changes that may be required to be made to this

Agreement as a consequence of that event if the Lenders are to continue making available the Facilities and to leave the relevant loans outstanding (the Requested Changes).
(b)	If any Requested Changes have been requested but, at the end of the period referred to in paragraph (a)(ii) above, the Requested Changes have not been made to this Agreement, at any time within 30 days after the last day of the period referred to in paragraph (a)(ii) above, each Borrower must make an offer (a Prepayment Offer) to each Lender to prepay all outstanding Loans made to it. If a Lender (an Accepting Lender) wishes to accept the Prepayment Offer, it must do so by giving notice to the Obligors’ Agent and the Facility Agent within 30 days after receipt by it of the Prepayment Offer.

(c)	Not later than the date falling 45 days after the date of the Prepayment Offer, each Borrower shall prepay the Loans made to it by each Accepting Lender (together with accrued interest and all other amounts payable to the Accepting Lenders under the Finance Documents) and each Accepting Lender’s Commitments will be irrevocably cancelled in full.

(d)	For the purposes of paragraph (a) above, control means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes attached to the Publicly-held Shares of each of the Companies that are entitled to be cast on an individual shareholder resolution of one of the Companies or of both of the Companies pursuant to a Joint Electorate Action (as defined in the articles of association of each of the Companies), as the case may be; or

(ii)	the holding beneficially (directly or indirectly) of more than 50 per cent. of the Publicly-held Shares of the Companies.
13.3	Automatic cancellation
(a)	The Available Facility in relation to a Facility shall be automatically cancelled on expiry of the Availability Period relating to that Facility.

(b)	The Available Facility in relation to the Revolving Facility shall be automatically cancelled on expiry of the Availability Period relating to the Term Facility unless, at any time prior to that time, the Term Facility has been utilised.
13.4	Voluntary cancellation
(a)	The Obligors’ Agent may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of an Available Facility, provided that such cancellation does not result in a breach of Clause 7.9 (Conditions of assignment or transfer).

(b)	Any cancellation under paragraph (a) above may be applied to any Facility at the discretion of the Obligors’ Agent and will reduce the Commitments of the Lenders under each relevant Facility rateably.
13.5	Cancellation on termination of Acquisition

The Total Commitments shall be automatically cancelled if:
(a)	the Merger Agreement (or any substitute Acquisition Document which replaces it) is terminated in accordance with its terms (including, without limitation, as a result of the expiry of a long stop date to which such document is subject) and the Companies have not (i) within 10 days of such termination, notified the Facility Agent in writing that the Companies are continuing to consider whether to pursue the Acquisition and (ii) within 30 days of such termination, notified the Facility Agent in writing that the board of directors of the Companies (or a duly appointed committee or delegate thereof) has resolved to continue to pursue the Acquisition; or

(b)	the Companies notify the Facility Agent in writing that the board of directors of the Companies (or a duly appointed committee or delegate thereof) has resolved no longer to pursue the Acquisition.
13.6	Voluntary prepayment
(a)	The Borrower to which a Loan has been made may, if the Obligors’ Agent gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice (signed by an authorised officer of the Obligors’ Agent and identifying the Loan which is to be prepaid), prepay the whole or any part of the Loan (but if in part, being an amount that reduces the Base Currency Amount of the relevant Loan by a minimum amount of US$10,000,000).

(b)	Any voluntary prepayment under paragraph (a) above may be applied to any Facility at the discretion of the Obligors’ Agent and will be applied to reduce the outstanding Loans of the Lenders under each such Facility rateably.
13.7	Mandatory prepayment from Net Disposal Proceeds
(a)	In this Clause 13.7:

Disposal means the sale, transfer or other disposal (whether by a voluntary or involuntary single transaction or series of transactions) of:
(a)	any business or undertaking (or any asset or assets which comprise, or represent the shares or other ownership interest in a business or undertaking) of any member of the Group; or

(b)	any part of a business or undertaking (other than a sale, transfer or disposal in the ordinary course of business) of any member of the Group.

Excluded Disposal Proceeds means the proceeds of any Disposal:
(a)	where the Net Disposal Proceeds of such Disposal (when aggregated with the Net Disposal Proceeds of any related Disposal) are less than US$1,000,000,000 (or its equivalent in other currencies);

(b)	which is by one member of the Group to another member of the Group;

(c)	which is a Disposal in exchange for assets comparable or superior in value;

(d)	which is a Disposal by a Joint Venture, Project Company or member of the Target Group, to the extent that the proceeds of that Disposal are required, by an obligation binding on that Joint Venture, Project Company or member of the Target Group (as the case may be), to be applied in repayment or prepayment of any indebtedness of that Joint Venture, Project Company or the Target Group (as the case may be) and either:
(i)	such obligation was in existence prior to the Closing Date; or

(ii)	the relevant Disposal is by a Project Company of assets forming part of one of the following projects:
(A)	the Escondida Project;

(B)	the Cerro Matoso Project;

(C)	the Maruwai Coal Project;

(D)	the Guinea Alumina Project;

(E)	the Guinea/Liberia Iron Ore Project; or

(F)	the Newcastle Infrastructure Project; or
(e)	which is a Disposal by a Joint Venture and the proceeds of that Disposal are not received by a wholly-owned Subsidiary of a Company, provided that the Companies shall use reasonable endeavours to procure that such proceeds are paid (in whole or in part, such part being no lower a proportion of the total proceeds than the proportionate applicable economic entitlement of the Group in the relevant Joint Venture, and directly or indirectly) to a wholly-owned Subsidiary of a Company as soon as practicable after the date of receipt of such proceeds (whether by loan, dividend or otherwise) and, upon receipt by a wholly-owned Subsidiary of a Company, such proceeds (or the relevant part) shall cease to be Excluded Disposal Proceeds and shall be applied in prepayment and/or cancellation of Loans and/or Available Facilities in accordance with paragraphs (b) and (c) below.

Net Disposal Proceeds means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group in connection with any Disposal, after deducting:
(a)	all fees and transaction costs and expenses properly incurred in connection with:
(i)	that Disposal; and

(ii)	the transfer of such proceeds to a Borrower in order to comply with this Clause 13.7; and
(b)	any Taxes paid or reasonably estimated by the Companies to be payable as a result of that Disposal (or transferring such proceeds to a Borrower).
(b)	The Obligors’ Agent shall notify the Facility Agent immediately on receipt of any Net Disposal Proceeds by any member of the Group (other than Excluded Disposal Proceeds) and shall apply (or shall procure that the Borrowers shall apply) an amount equal to such Net Disposal Proceeds (other than any Excluded Disposal Proceeds):
(i)	where such Net Disposal Proceeds are received by a member of the Target Group after the Closing Date but prior to the date falling 30 days after the Wholly-owned Date, in prepayment and/or cancellation of Loans and/or Available Facilities in the manner set out in paragraph (c) below, in the case of any prepayment, on the last day of the applicable Interest Period(s) during which the day that is 30 days after the Wholly-owned Date falls and, in the case of any cancellation, immediately on the day of notification of the receipt of such Net Disposal Proceeds; or

(ii)	in all other cases, in prepayment and/or cancellation of Loans and/or Available Facilities in the manner set out in paragraph (c) below, in the case of any prepayment, on the last day of the applicable Interest Period(s) during which the Net Disposal Proceeds are received by a member of the Group and, in the case of any cancellation, immediately on the day of notification of the receipt of such Net Disposal Proceeds.
(c)	Any mandatory prepayment and/or cancellation of Loans and/or Available Facilities made pursuant to this Clause 13.7 shall be applied in the following manner:
(i)	first, in or towards prepayment pro rata of any Term Loans and, to the extent that the amount of the Net Disposal Proceeds (other than Excluded Disposal Proceeds) exceeds the outstanding amount of the Term Loans at that time, in cancellation of the Available Facility under the Term Facility in an amount equal to that excess on the day of notification of the receipt of such Net Disposal Proceeds; and

(ii)	second, in or towards cancellation of the Available Facility under the Revolving Facility and, to the extent that the amount of the Net Disposal Proceeds (other than Excluded Disposal Proceeds) not applied in accordance with paragraph (c)(i) above exceeds the Available Facility under the Revolving Facility at that time, in prepayment pro rata of any Revolving Facility Loans in an amount equal to that excess on the day of notification of the receipt of such Net Disposal Proceeds.
13.8	Mandatory prepayment from Net Capital Markets Proceeds
(a)	In this Clause 13.8:

Capital Markets Issue means:
(a)	the issue of any share or stock (whether or not ordinary or preference and whether or not redeemable), warrant, depository receipt, option or other equity or quasi-equity instrument to any person that is not a member of the Group;

(b)	the issue of any bond, note or other debt security with a maturity of more than one year to any person that is not a member of the Group; or

(c)	any loan with a maturity of more than one year made by any person that is not a member of the Group under any syndicated or bilateral loan facility entered into after the date of this Agreement.
Excluded Capital Markets Issue means any Capital Markets Issue:
(a)	the proceeds of which are used to refinance or replace (directly or indirectly), (i) in the same or a lower amount, all or any portion of any loan facility or any issue of securities of any member of the Group (including, after the Closing Date, the Target Group) existing at the date of this Agreement (in the case of the BHP Billiton Group) or the Closing Date (in the case of the Target Group) upon (or in contemplation of) its maturity or which has become due as a result of the Acquisition or (ii) the Financial Indebtedness under any Relevant Target Facility under which a Relevant Event of Default (each as defined in Clause 27.8 (Target Financial Indebtedness)) has occurred and is continuing;

(b)	by a Project Company or Joint Venture (but only to the extent the Financial Indebtedness incurred in respect of such Capital Markets Issue meets the requirements contained in sub-paragraph (a)(ii)(A) or sub-paragraph (a)(ii)(B) of Clause 27.10 (Project Companies) or the definition of Joint Venture, as the case may be);

(c)	where the shares or other instruments or securities are issued to employees or officers of the Companies or other members of the Group, or in lieu of dividends;

(d)	where the shares or other instruments or securities are issued by one member of the Group to another member of the Group or in relation to the insertion of a New Holding Company as contemplated by Clause 43.7 (New Holding Company); or

(e)	where the amount of proceeds received by any member of the Group from that Capital Markets Issue (when aggregated with the proceeds of any other Capital Markets Issue made after the date of this Agreement which is not an Excluded Capital Markets Issue under any of paragraphs (a) to (d) above) are less than US$500,000,000 (or its equivalent in other currencies).
Net Capital Markets Proceeds means the cash or cash equivalent proceeds of any Capital Markets Issue (other than an Excluded Capital Markets Issue) received by any member of the Group, after deducting:
(a)	all fees and transaction costs and expenses properly incurred in connection with:
(i)	the raising of those proceeds; and

(ii)	the transfer of such proceeds to a Borrower in order to comply with this Clause 13.8; and
(b)	any Taxes paid or reasonably estimated by the Companies to be payable as a result of the raising of those Capital Markets Proceeds (or transferring such proceeds to a Borrower).
(b)	The Obligors’ Agent shall notify the Facility Agent immediately on receipt of any Net Capital Markets Proceeds by any member of the Group and shall apply (or shall procure that the Borrowers shall apply) an amount equal to such Net Capital Markets Proceeds in prepayment and/or cancellation of Loans and/or Available Facilities in the manner set out in paragraph (c) below, in the case of any prepayment, on the last day of the applicable Interest Period(s) during which the Net Capital Markets Proceeds are received by a member of the Group and, in the case of any cancellation, immediately on the day of notification of the receipt of such Net Capital Markets Proceeds.

(c)	Any mandatory prepayment and/or cancellation of Loans and/or Available Facilities made pursuant to this Clause 13.8 shall be applied in the following manner:
(i)	first, in or towards prepayment pro rata of any Term Loans and, to the extent that the amount of the Net Capital Markets Proceeds exceeds the outstanding amount of the Term Loans at that time, in cancellation of the Available Facility under the Term Facility in an amount equal to that excess on the day of notification of the receipt of the Net Capital Markets Proceeds; and

(ii)	second, in or towards cancellation of the Available Facility under the Revolving Facility and, to the extent that the amount of the Net Capital Markets Proceeds not applied in accordance with paragraph (c)(i) above exceeds the Available Facility under the Revolving Facility at that time, in prepayment pro rata of any Revolving Facility Loans in an amount equal to that excess on the day of notification of the receipt of the Net Capital Markets Proceeds.
13.9	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.3 (Tax gross-up);

(ii)	any Lender claims indemnification from the Obligors’ Agent under Clause 18.4 (Tax indemnity) or Clause 19.1 (Increased Costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae), the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification or the claim for that Additional Cost Rate continues, either give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or request that Lender to transfer its Commitment and its participation in the Loans (and, in the case of Loans to an Australian Borrower, the corresponding Notes) in accordance with paragraph (b) below.

(b)	The Obligors’ Agent may, in the circumstances set out in paragraph (a) above or in the circumstances set out in Clause 13.1 (Illegality), request that the affected Lender transfer its Commitment and its participation in the Loans (and, in the case of Loans to an Australian Borrower, the corresponding Notes) pursuant to Clause 30.6 (Procedure for transfer) to a replacement bank or financial institution as the Obligors’ Agent shall specify (and such transfer shall be made against payment at par of an amount equal to the outstanding principal of such Loans together with all interest, any Break Costs (determined as if the relevant Lender had been prepaid on the date of the transfer) and other amounts accrued under the Finance Documents).

(c)	If any Lender is involved in a merger, amalgamation, consolidation or reorganisation involving another Lender or, as a result of an acquisition, two Lenders become Affiliates:
(i)	the Obligors’ Agent may (after prior consultation with the relevant Lenders), request that one of the relevant Lenders (the Merging Lenders) transfer their participations in the Facilities to a replacement lender acceptable to the Obligors’ Agent;

(ii)	the Merging Lenders shall use all reasonable endeavours to comply with any request referred to in paragraph (c)(i) above; and

(iii)	if the Commitments of the Merging Lenders are not transferred in accordance with paragraph (c)(i) above, the Obligors’ Agent may give the Facility Agent notice in writing of cancellation of such part of the Commitment of the Merging Lenders and its intention to procure the repayment of each Merging Lender’s participation in the Loans as will result in the aggregate Commitments of the Merging Lenders immediately after such cancellation not exceeding the higher of the respective Commitments of each Merging Lender immediately prior to such cancellation.
(d)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero. If the Obligors’ Agent serves a notice pursuant to paragraph (c)(iii) above, the Commitment of the relevant Lenders shall be reduced to the level specified in paragraph (c)(iii) above on such date as is specified by the Obligors’ Agent, being a date no earlier than the date on which the merger, amalgamation, consolidation, acquisition or reorganisation referred to in paragraph (c) above takes effect.

(e)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice of cancellation under paragraph (a) or (c) above (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Loan is outstanding shall repay (in whole or in part, as the case may be) that Lender’s participation in that Loan.
13.10	Unlawfulness for a Borrower
(a)	If it becomes unlawful for a Borrower to perform any of its obligations under this Agreement, then such affected Borrower will prepay all Loans outstanding to it.

(b)	Upon prepayment by such affected Borrower, it will cease to be a Borrower.
13.11	Right of cancellation and prepayment in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Obligors’ Agent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 10 Business Days’ notice of (i) the cancellation of each Available Commitment of that Lender and the date thereof, and, if it so wishes, (ii) its intention to procure the repayment of that Lender’s participation in the Loans and the date thereof.

(b)	On the notice referred to in paragraph (a)(i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall, as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

(d)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice of repayment under paragraph (a) above (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.
13.12	Terms of cancellation and prepayment
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 13 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of the Term Facility which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clauses 2.2 (Increase) and 13.1 (Illegality), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 13 it shall promptly forward a copy of that notice to the Companies, the Obligors’ Agent or the affected Lender(s), as appropriate.

(h)	Any term of Clause 13.7 (Mandatory prepayment from Net Disposal Proceeds) and Clause 13.8 (Mandatory prepayment from Net Capital Markets Proceeds) may be amended or waived with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver shall be binding on all Parties.
14.	INTEREST

14.1	Calculation of interest
(a)	Subject to Clause 16 (Changes To The Calculation Of Interest), the rate of interest on each Loan (other than a Swingline Loan) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin;

(ii)	in relation to any Loan in euro, EURIBOR and, in relation to any other currency, LIBOR; and

(iii)	Mandatory Cost, if any.
(b)	The rate of interest under the Dollar Swingline Facility will be determined in accordance with Clause 7.5 (Dollar Swingline Facility rate of interest).

(c)	The rate of interest under the Euro Swingline Facility will be determined in accordance with Clause 7.6 (Euro Swingline Facility rate of interest).
14.2	Payment of interest

Each Borrower (other than an Australian Borrower) to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the date falling six Months after the first day of the Interest Period).

14.3	Margin step-up

The Margin will be increased to:
(a)	0.70 per cent. per annum on and with effect from the day after the date falling four Months after the date of this Agreement; and

(b)	0.90 per cent. per annum on and with effect from the day after the date falling eight Months after the date of this Agreement.
14.4	Default interest
(a)	If an Obligor (other than an Australian Borrower) fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods under the relevant Facility (or, if the overdue amount does not relate to a particular Facility, under the Revolving Facility), each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 14.4 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
14.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

15.	INTEREST PERIODS

15.1	Selection of Interest Periods
(a)	A Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the relevant Borrower (or the Obligors’ Agent on its behalf) not later than the Specified Time.

(c)	If the relevant Borrower (or the Obligors’ Agent on its behalf) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 15, a Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of one, two, three or six Months or any other period (not exceeding six Months) agreed between the Obligors’ Agent and the Facility Agent (acting on the instructions of the Majority Lenders) or any other period (not exceeding 364 days) agreed between the Obligors’ Agent and the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Any Revolving Facility Loan shall have one Interest Period only.
15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one and that Business Day does not fall after the Final Maturity Date) or the preceding Business Day (if there is not or if that Business Day falls after the Final Maturity Date).

15.3	Consolidation and division of Loans
(a)	If two or more Interest Periods:
(i)	relate to Loans in the same currency and under the same Facility;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,
those Loans will, unless the relevant Borrower (or the Obligors’ Agent on its behalf) specifies to the contrary in the Selection Notice for the next Interest

Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount)) if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided into Loans in the amounts specified in that Selection Notice provided that each such Term Loan shall be denominated in the same currency as the original Term Loan and the aggregate Base Currency Amount of the divided Term Loans shall be equal to the Base Currency Amount of the original Term Loan immediately before its division.
16.	CHANGES TO THE CALCULATION OF INTEREST

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption):
(a)	if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but one or more Reference Banks do not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks; or

(b)	if Clause 16.3 (Alternative Reference Bank Rate) applies but one or more Alternative Reference Banks do not supply a quotation before close of business in London on the date falling one Business Day after the Quotation Day for that Loan, the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.
16.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin;

(ii)	the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to that Loan for the relevant Interest Period of that Loan) the rate notified to the Facility Agent by that Lender as soon as practicable, and in any event by close of business on the date falling two Business Days after the Quotation Day (or, if earlier, on the date falling two Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	If a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate or, if none of the Alternative Reference Banks has supplied a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Loan, the arithmetic mean of the rates notified to the Facility Agent in accordance with paragraph (a)(ii) above (rounded upwards to four decimal places).

(c)	In this Agreement:

Alternative Market Disruption Event means:
(i)	before noon in London on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Loan, none or only one of the Alternative Reference Banks supplies a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Loan; or

(ii)	before close of business in London on the date falling two Business Days after the Quotation Day for the relevant Interest Period of the Loan, the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of the Alternative Reference Bank Rate.
Market Disruption Event means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.
(d)	The Facility Agent will notify the Obligors’ Agent promptly upon the occurrence of a Market Disruption Event or an Alternative Market Disruption Event.

16.3	Alternative Reference Bank Rate
(a)	If a Market Disruption Event occurs, the Facility Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market or, in relation to a Loan in euro, the European interbank market, at or about 11:00 a.m. or, in relation to a Loan in euro, at or about 11:00 a.m. (Brussels time), on the Quotation Day for the Interest Period of that Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Loan and for a period comparable to the Interest Period of that Loan.

(b)	As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Facility Agent will notify the Obligors’ Agent and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the Alternative Reference Bank Rate).
16.4	Alternative basis of interest or funding
(a)	If a Market Disruption Event or an Alternative Market Disruption Event occurs and the Facility Agent or the Obligors’ Agent so requires, the Facility Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.
16.5	Break Costs
(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
17.	FEES

17.1	Commitment fee
(a)	The Original Borrowers shall pay to the Facility Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of:

(i)	0.15 per cent. per annum on each Lender’s Available Commitment under the Term Facility for the Availability Period applicable to that Facility; and

(ii)	0.15 per cent. per annum on each Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to that Facility.
(b)	The commitment fee accrues on a daily basis and is payable in arrear on each 31 March, 30 June, 30 September and 31 December during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
17.2	Upfront fees

The Original Borrowers shall pay to the Facility Agent (for the account of the relevant Finance Parties) structuring and participation fees in the amount and at the times agreed in a Fee Letter.

17.3	Agency fee

The Original Borrowers shall pay to each of the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent (each for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

18.	TAX GROSS UP AND INDEMNITIES

18.1	Definitions

(a)	In this Clause 18:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either an increased or additional payment made by an Obligor to a Finance Party under Clause 18.3 (Tax gross-up) or a payment under Clause 18.4 (Tax indemnity).

(b)	In this Clause 18, a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

18.2	Finance Parties’ tax forms

Each Finance Party will (to the extent it is required to do so in order to receive payments under the Finance Documents without a Tax Deduction), promptly following the date of this Agreement, or promptly after becoming a Lender pursuant to a transfer, assignment or increase, deliver to its local revenue authority and/or to the Obligors’ Agent (and/or such persons as it may designate), as required, such local revenue authority forms as may be required to enable an Obligor to obtain authority to pay interest to that Finance Party without withholding or deduction for or on account of Taxes.

18.3	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.

(c)	If a Tax Deduction is required by law to be made by:
(i)	an Obligor (other than an Australian Obligor), the amount of the payment due from that Obligor shall be increased by an amount which; or

(ii)	an Australian Obligor, it shall pay an additional amount which, when added to the amount of the payment (in each case after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased or additional payment to a Lender under paragraph (c) above for a Tax Deduction from a payment of interest on a Loan or a Note if, on the date on which the payment falls due:
(i)	the Tax Deduction is in respect of any Australian Tax required to be withheld or deducted under part III, division 11A of the Australian Tax Act and is as a result of the Lender being an Offshore Associate of an Australian Borrower;

(ii)	the Tax Deduction is in respect of any Australian Tax and is required as a result of a breach by that particular Lender (and not its predecessor) of any of its obligations under Clause 9 (Public Offers); or

(iii)	the Tax Deduction is in respect of any Australian Tax and is required as a result of any representation or warranty given by that particular

Lender (and not its predecessor) under Clause 9 (Public Offers) being untrue in respect of a Note.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
18.4	Tax indemnity
(a)	The Obligors’ Agent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)	which is attributable to the implementation or application of, or compliance with, (i) any of the bank levies announced by the Governments of France, the United Kingdom and Germany in a joint statement dated 22 June 2010 or the financial crisis responsibility fee announced by the Government of the United States on 14 January 2010 (together, the Bank Levies), or (ii) provisions of the US Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) pertaining to assessments made by the Federal Deposit Insurance Corporation or any law or regulation which implements the Bank Levies or any such provision of the Dodd-Frank Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party), this exclusion being without prejudice as to whether paragraph (a) above would otherwise have applied to, or would apply to require the Obligors’ Agent to make a

payment with respect to, the implementation or application of, or compliance with, any other levy or Tax of a similar nature to the Bank Levies imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or any law or regulation which implements any such other levy or Tax (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party),
if, in any such case, that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or the Facility Office; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 18.3 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 18.3 (Tax gross-up) but was not so compensated solely because one of the exclusions in sub-paragraphs (d)(i) to (iii) of Clause 18.3 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors’ Agent (but shall not be obliged to disclose any confidential information relating to the organisation of its affairs including, for the avoidance of doubt, any confidential information relating to its Tax affairs).

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.4, notify the Facility Agent.
18.5	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

18.6	Stamp taxes

The Obligors’ Agent shall pay and, if it fails to do so, shall (without prejudice to any other rights or remedies of any Finance Party), indemnify each Finance Party within three

Business Days of demand against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such stamp duty, registration or other similar Taxes payable in connection with the entry into a Transfer Certificate or any equivalent document entered into in respect of an assignment or transfer of rights (unless the relevant assignment or transfer has been made at the request of an Obligor).

18.7	Value added tax
(a)	All consideration expressed to be payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any amount in respect of VAT. If VAT is chargeable, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.
19.	INCREASED COSTS

19.1	Increased Costs
(a)	Subject to Clause 19.3 (Exceptions) the Obligors’ Agent shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, Increased Costs means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

19.2	Increased Cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
19.3	Exceptions
(a)	Clause 19.1 (Increased Costs) does not apply to the extent any Increased Cost:
(i)	is incurred more than 90 days before the demand for payment save, if incurred as a result of any change in, or the introduction of, or any change in the interpretation, or application of, any law or regulation having retrospective effect, unless the Finance Party concerned shall not have claimed by the end of the period of 90 days commencing on the date that Finance Party determined that such cost had been incurred;

(ii)	is attributable to a Tax Deduction required by law to be made by an Obligor;

(iii)	is compensated for by Clause 18.4 (Tax indemnity) (or would have been compensated for under Clause 18.4 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 18.4 (Tax indemnity) applied);

(iv)	is compensated for by the payment of any Mandatory Cost;

(v)	is attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(vi)	is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (excluding, for the avoidance of doubt, any Increased Cost attributable to the implementation or application of or compliance with ‘Basel III’ (as defined and described in the Basel Committee’s paper “The Basel Committee’s response to the financial crisis: report to the G20” dated October 2010)) (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vii)	is attributable to the implementation or application of, or compliance with, (i) any of the Bank Levies, or (ii) provisions of the Dodd-Frank Act pertaining to assessments made by the Federal Deposit Insurance

Corporation or any law or regulation which implements the Bank Levies or any such provision of the Dodd-Frank Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party), this exclusion being without prejudice as to whether Clause 19.1 (Increased Costs) would otherwise have applied to, or would apply to require the Obligors’ Agent to make a payment with respect to, the implementation or application of, or compliance with, any other levy or Tax of a similar nature to the Bank Levies imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or any law or regulation which implements any such other levy or Tax (whether such implementation, application or compliance is by a government, regulator, Finance Party or any Affiliate of a Finance Party).
(b)	In this Clause 19.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 18.1 (Definitions).
20.	OTHER INDEMNITIES

20.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents or a Company Parent Guarantee (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents or Company Parent Guarantees in a currency or currency unit other than that in which it is expressed to be payable.
20.2	Other indemnities

Each Obligor will, within three Business Days of demand, indemnify each Finance Party against any cost, loss, expense or liability (including, without limitation, legal expenses but excluding loss of Margin) incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing Among The Lenders);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement; or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Obligors’ Agent, unless any event in paragraphs (a) to (d) above arises as a result of the negligence or wilful misconduct of that Finance Party.

20.3	Indemnity to the Agents

Each Obligor shall promptly indemnify the Facility Agent (and, in the case of paragraph (b) below, the Dollar Swingline Agent and the Euro Swingline Agent) against any cost, loss or liability incurred by the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent, as the case may be (in each case acting reasonably), as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
21.	MITIGATION BY THE LENDERS

21.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 13.1 (Illegality), Clause 18 (Tax Gross Up And Indemnities) or Clause 19 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or to another bank or financial institution provided that such Finance Party shall be under no obligation to make such transfer or assignment to another bank or financial institution if in its reasonable opinion to do so would be prejudicial to it.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
21.2	Limitation of liability
(a)	The Companies shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
22.	COSTS AND EXPENSES

22.1	Transaction expenses

The Original Borrowers shall pay the Facility Agent the amount of all costs and expenses (including legal fees as agreed by the Obligors and the Facility Agent) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
22.2	Amendment costs

If in relation to a Finance Document (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 36.10 (Change of currency), the Obligors’ Agent shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement costs

The Obligors’ Agent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or Company Parent Guarantee.

23.	GUARANTEE AND INDEMNITY BY THE COMPANIES

23.1	Guarantee and indemnity

Each Company irrevocably and unconditionally severally:
(a)	guarantees to each Finance Party (i) punctual performance by each Borrower which is a Subsidiary of that Company of such Borrower’s obligations under the Finance Documents, and (ii) if the Obligors’ Agent is a Subsidiary of that Company, punctual performance by the Obligors’ Agent of the Obligors’ Agent’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever (i) a Borrower which is a Subsidiary of that Company, or (ii) if the Obligors’ Agent is a Subsidiary of that Company, the Obligors’ Agent, does not pay any amount when due under or in connection with any Finance Document, that Company shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
23.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower and the Obligors’ Agent under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any payment by a Borrower or the Obligors’ Agent or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each relevant Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each relevant Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
23.4	Waiver of defences

The obligations of each Company under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23.4, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental including, without limitation, any increase in, or changes to the determination of, the interest payable by the

Obligors or any increase in or change to the amount of principal advanced to, or fees, charges or other amounts payable by, an Obligor) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
23.5	Immediate recourse

Each Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Company under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Company shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Company or on account of that Company’s liability under this Clause 23.
23.7	Deferral of Companies’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full or unless the Facility Agent otherwise directs, neither Company will exercise any rights which it may have by reason of performance by it of its obligations under this Clause 23 or (notwithstanding any agreement to the contrary) under any Company Parent Guarantee:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

23.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

24.	REPRESENTATIONS

Unless otherwise specified, each Obligor makes the representations and warranties set out in this Clause 24 to each Finance Party at the times specified in Clause 24.15 (Times when representations are made) in each case in respect of itself or, in the case of PLC and Limited only, where specified, in respect of itself and its respective Subsidiaries.

24.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.
24.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party and, in the case of the Companies, the Company Parent Guarantees to which they are a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, legal, valid, binding and enforceable obligations.

24.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and, in the case of the Companies, the Company Parent Guarantee to which it is a party do not and will not (subject to any matters referred to in any legal opinion delivered pursuant to this Agreement) conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets in a manner or to an extent which has had or is reasonably likely to have a Material Adverse Effect.
24.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and, in the case of the Companies, the Company Parent Guarantee to which it is a party, and the transactions contemplated by those Finance Documents and, in the case of the Companies, the Company Parent Guarantee to which it is a party.

24.5	Validity and admissibility in evidence

All Authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and, in the case of the Companies, the Company Parent Guarantee to which it is a party; and

(b)	to make the Finance Documents to which it is a party and, in the case of the Companies, the Company Parent Guarantee to which it is a party, admissible in evidence in its jurisdiction of incorporation, have been obtained or effected (as appropriate) and are in full force and effect (subject to any matters referred to in any legal opinion delivered pursuant to this Agreement).

24.6	No default
(a)	No Event of Default is continuing or would result from the making of any Loan (other than any which have been waived).

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.
24.7	No misleading information

Each of the Companies represents and warrants that:
(a)	the factual information relating to the BHP Billiton Group contained in the Information Pack was true and accurate in all material respects as at the date of the Information Pack or as at the date (if any) at which it is stated in the Information Pack;

(b)	all other factual information contained in the Information Pack has been prepared in good faith from publicly available information in accordance with the basis of preparation described in the Information Pack; and

(c)	the financial information and projections contained in the Information Pack have been prepared in good faith and either on the basis of assumptions considered to be reasonable by it as at the date of the Information Pack or from publicly available broker/analyst forecasts relating to the markets in which the BHP Billiton Group and the Target Group operate, in accordance with the basis of preparation described in the Information Pack.

24.8	Financial statements

Each of the Companies represents and warrants that:
(a)	the Original Financial Statements were prepared in accordance with UK GAAP;

(b)	the Original Financial Statements (together with the notes thereto) give a true and fair view of the consolidated financial condition and operations of the Group at the end of and for the relevant financial year;

(c)	its most recent financial statements delivered pursuant to Clause 25.1 (Financial statements):
(i)	have been prepared in accordance with UK GAAP; and

(ii)	(together with the notes thereto) give a true and fair view of the consolidated financial condition and operations of the Group at the end of and for the relevant financial year; and
(d)	there has been no adverse change in the consolidated business or financial condition of the Group since the date of the Original Financial Statements which has had or is reasonably likely to have a Material Adverse Effect.
24.9	Pari passu ranking

Its payment obligations under the Finance Documents, and, in the case of the Companies, the Company Parent Guarantee to which it is a party, rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

24.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined, and, if so adversely determined, are reasonably likely to have a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

24.11	Environmental matters

Each member of the Group is complying in all material respects with all Environmental Laws, non-compliance with which would be reasonably likely to have a Material Adverse Effect.

24.12	Investment Company Act

No Borrower is required to be registered as an Investment Company under the United States Investment Company Act of 1940.

24.13	ERISA

Each material Plan is in compliance in form and operation with ERISA, the Code and all other applicable laws and regulations, except for any instances of non-compliance which would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

24.14	Tax residence

Each of PLC and BHP Billiton Finance Plc represents that it is tax resident only in the United Kingdom.

24.15	Times when representations are made
(a)	All the representations and warranties in this Clause 24 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in Clauses 24.7 (No misleading information) and 24.8(c) (Financial statements).

(b)	The Repeating Representations are deemed to be made, unless otherwise specified, by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and the first day of each Interest Period.

(c)	The representations and warranties in Clause 24.7 (No misleading information) are deemed to be made by the Companies on the date of this Agreement.

(d)	The representations and warranties in Clause 24.8(c) (Financial statements) are deemed to be made by the Companies on the date on which the applicable set of financial statements is delivered pursuant to Clause 25.1 (Financial statements).
25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Financial statements

The Obligors’ Agent shall supply to the Facility Agent in sufficient copies for all the Lenders:
(a)	within 120 days after the end of each of its financial years ending after the date of this Agreement, the annual audited financial statements of PLC (which are the consolidated accounts of the Group) for that financial year; and

(b)	within 90 days after the end of the first six months of each of its financial years ending after the date of this Agreement, the unaudited financial statements of

PLC (which are the consolidated accounts of the Group) for that six month period.
25.2	Compliance Certificate
(a)	The Obligors’ Agent shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 25.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 26 (Financial Covenant) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two Authorised Signatories of the Companies.
25.3	Requirements as to financial statements

The Companies shall procure that each set of financial statements delivered pursuant to Clause 25.1 (Financial statements) is prepared using UK GAAP.

25.4	Information: miscellaneous

The Obligors’ Agent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(a)	any documents relating to financial difficulties dispatched by an Obligor to its creditors (or any class of them) or its shareholders generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, reasonable details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and, if so adversely determined, would be reasonably likely to have a Material Adverse Effect; and

(c)	promptly (subject to any confidentiality obligation with a third party outside the Group), such further information in the possession or control of any member of the Group regarding the financial condition and operations of any member of the Group as any Lender (through the Facility Agent) may reasonably request.
25.5	Notification of Default
(a)	The Obligors’ Agent shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon an Obligor becoming aware of its occurrence (unless the Obligors’ Agent is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent made on reasonable grounds, the Obligors’ Agent shall supply to the Facility Agent a certificate signed by the secretary, a director or any authorised officer of the Obligors’ Agent on its behalf certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
25.6	Use of websites
(a)	The Obligors’ Agent may satisfy an obligation under this Agreement to deliver any information by posting this information onto an electronic website designated by the Obligors’ Agent and the Facility Agent (the Designated Website) if:
(i)	both the Obligors’ Agent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(ii)	the information is in a format previously agreed between the Obligors’ Agent and the Facility Agent.
(b)	The Facility Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Facility Agent.

(c)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the relevant password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(d)	If the Obligors’ Agent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and the Lenders are satisfied that the circumstances giving rise to the notification are no longer continuing.
25.7	Know your customer requirements
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or

(iv)	the accession of an Additional Borrower,
obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” procedures in circumstances where the necessary information is not already available to it, each Obligor shall as soon as reasonably practicable after request by the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender)) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Without prejudice to the provisions of Clauses 13 (Prepayment And Cancellation) and 19 (Increased Costs), an Obligor shall not be in breach of this Clause 25.7 if, having used all reasonable endeavours to obtain the same, it is not able to obtain any documentation or other evidence requested pursuant to this Clause 25.7.
25.8	Authorised Signatories

If, at any time, any person (that is not one of the Authorised Signatories for which a specimen signature has been provided as a condition precedent under this Agreement) becomes an Authorised Signatory, the Obligors’ Agent shall deliver to the Facility Agent a specimen of the signature of that person as soon as reasonably practicable.

26.	FINANCIAL COVENANT

26.1	Financial definitions

In this Agreement:

Cash means cash in hand or credit balances or amounts on deposit which are freely accessible by a member of the Group and not subject to any Security.

Cash Equivalent Investments means any of the following which are held by a member of the Group and not subject to any Security (other than any Security arising in the normal course of the Group’s treasury or custody arrangements):
(a)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the government of the United States, Canada, any member state of the European Union or any other country that is a member of the OECD;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by S&P or P-1 by Moody’s and with a maturity of less than 12 months;

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) with a maturity of less than three months;

(d)	investments accessible within 30 days in money market funds which have a credit rating, or are sponsored by an institution which has a credit rating, of A-1 by S&P or P-1 by Moody’s; and

(e)	any other securities approved by the Facility Agent.
Consolidated EBITDA means, in relation to any Testing Period, the total consolidated profit on ordinary activities before finance costs and tax of the Group for that Testing Period:
(a)	before taking into account:
(i)	Acquisition Costs; and

(ii)	all items excluded from underlying earnings to the extent included in profit on ordinary activities before financing costs and tax;
(b)	after excluding (to the extent included) any gains or losses on the disposal or revaluation of interests in businesses (other than in the ordinary course of trading);

(c)	after adding back any business interruption loss incurred which is covered by insurance and which is not added back to the total profit on ordinary activities before finance costs and tax of the Group in accordance with UK GAAP;

(d)	after adding back all amounts provided for depreciation and amortisation (including acquisition goodwill) and impairment charges less reversals; and

(e)	after adding back all amounts provided for in depreciation and amortisation, tax and finance costs in equity accounted units of the Group in computing the consolidated profit.

Net Borrowings means, as at any particular time, Total Borrowings less Cash and Cash Equivalent Investments at that time.

Total Borrowings means, as at any particular time, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of members of the Group, other than:
(a)	any indebtedness referred to in paragraph (d) of the definition of Financial Indebtedness or any guarantee in respect of that indebtedness; or

(b)	any Financial Indebtedness owed to another member of the Group.
Testing Period means:
(a)	each financial year of the Group; and

(b)	each period beginning on the first day of the second half of a financial year of the Group and ending on the last day of the first half of the next financial year of the Group, with the first Testing Period being the twelve month period ending on 31 December 2011.

26.2	Leverage ratio

The Companies shall ensure that, in respect of each Testing Period, the ratio of Net Borrowings on the last day of that Testing Period to Consolidated EBITDA in respect of that Testing Period shall not exceed 3.75:1.

26.3	Financial testing
(a)	The financial covenant set out in Clause 26.2 (Leverage ratio) shall be calculated in accordance with UK GAAP and tested by reference to each of the financial statements delivered pursuant to Clause 25.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 25.2 (Compliance Certificate).

(b)	For the purpose of calculating Total Borrowings, any amount outstanding or repayable in a currency other than US Dollars shall be taken into account in its US Dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at the day on which that calculation is made in accordance with UK GAAP.

(c)	For the purpose of the calculations to be made in respect of each Testing Period which ends during the first 12 months after the Closing Date, the definition of Consolidated EBITDA shall include the results of the Target Group for the full duration of the relevant Testing Period (including any part of the Testing Period falling prior to the Closing Date).

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Authorisations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

27.2	Negative pledge
(a)	Neither Company shall (and each Company shall procure that none of its Subsidiaries shall) create or have outstanding any Security over any of its property or assets securing Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Permitted Security Interest.
27.3	Disposals
(a)	At any time that the Credit Ratings assigned to the Companies by S&P and Moody’s are A-/A3 or better, neither Company shall (and each Company shall procure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions (whether related or not, whether at the time or over a period of time and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the whole of its assets or of any material part of its assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made with the prior consent of the Majority Lenders;

(ii)	by one member of the Group to another member of the Group (other than a Project Company);

(iii)	made on arm’s length terms for fair consideration; or

(iv)	which is not reasonably likely to have a Material Adverse Effect.

(c)	At any time when either of the Credit Ratings assigned to the Companies by S&P or Moody’s is below A-/A3, neither Company shall (and each Company shall procure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions (whether related or not, whether at the time or over a period of time and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the whole of its assets or of any part of its assets.

(d)	Paragraph (c) above does not apply to any sale, lease, transfer or other disposal:
(i)	made with the prior consent of the Majority Lenders;

(ii)	by one member of the Group to another member of the Group (other than a Project Company or Joint Venture);

(iii)	in respect of which any member of the Target Group has entered into binding contractual arrangements prior to the Closing Date;

(iv)	of assets in exchange for other assets which are comparable or superior as to value;

(v)	made in the ordinary course of business of the disposing entity (which, for the avoidance of doubt, does not include the sale of shares or other equity-related instruments, businesses, all or substantially all of the assets of a business, mineral rights associated with a mining business or operation, oil rigs, ports, railroads or mines);

(vi)	where:
(A)	the Net Disposal Proceeds (as defined in Clause 13.7 (Mandatory prepayment from Net Disposal Proceeds)) of such sale, lease, transfer or other disposal are applied, or are to be applied, in prepayment of the Loans and/or cancellation of the Available Commitments in accordance with Clause 13.7 (Mandatory prepayment from Net Disposal Proceeds); or

(B)	the net disposal proceeds of such sale, lease, transfer or other disposal are, or are to be, applied in voluntary prepayment of the Loans and/or cancellation of the Commitments under the Facilities (and, for this purpose, the Obligors’ Agent may select which Loans and/or Commitments to prepay and/or cancel) on or before the end of the then current Interest Periods for those Loans (provided that any such prepayment of Revolving Facility Loans is accompanied by a corresponding cancellation of Revolving Facility Commitments in the same amount and on the same day); or
(vii)	made on arm’s length terms for fair consideration where the higher of the market value and the net consideration receivable (when aggregated with the higher of the market value and the net consideration receivable for any other sale, lease, transfer or other disposal not allowed under sub-paragraphs (i) to (vi) above) does not exceed an amount equal to the Disposals Basket Amount (or its equivalent in other currencies) in any financial year of the Companies.
For this purpose, Disposals Basket Amount means:
(a)	in respect of the period between the date on which paragraph (c) above first applies and the end of the then current financial year of the Group:
(i)	an amount equal to 10 per cent. of the Gross Assets of the Group multiplied by the number of days remaining between the date on which the relevant ratings downgrade by S&P or Moody’s occurred (the downgrade date) and the end of the then current financial year of the Companies and divided by 365; or

(ii)	such higher amount than that determined under sub-paragraph (i) above (not exceeding an amount equal to 10 per cent. of the Gross Assets of the Group) (the difference between the amount under this sub-paragraph (ii) and the amount determined under sub-paragraph (i) above being the excess), but only to the extent that the Companies can demonstrate to the Facility Agent that, had the provisions of paragraph (c) above applied from the beginning of the then current financial year, the Companies would not have already utilised the excess as a result of any sale, lease, transfer or other disposal made between the start of that financial year and the downgrade date; or
(b)	in respect of each subsequent financial year of the Group, an amount equal to 10 per cent. of the Gross Assets of the Group.
27.4	Compliance with laws

Each Obligor shall comply in all material respects with all laws to which it may be subject and shall maintain all necessary licences, if failure so to comply or maintain would be reasonably likely to have a Material Adverse Effect.

27.5	Change of business

The Companies shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement, unless such change is not reasonably likely to have a Material Adverse Effect.

27.6	Environmental compliance

Each Obligor shall, and shall procure that each of its Subsidiaries will, comply in all material respects with all applicable Environmental Laws, where failure to comply would be reasonably likely to have a Material Adverse Effect.

27.7	Subsidiary indebtedness
(a)	Except as permitted under paragraph (b) below, each Company shall ensure that none of its Subsidiaries will incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	any Financial Indebtedness arising under any of the Finance Documents;

(ii)	any Financial Indebtedness owed by a member of the Group to any other member of the Group;

(iii)	any Financial Indebtedness of any Project Company or Joint Venture (but only to the extent such Financial Indebtedness meets the requirements set out in sub-paragraph (a)(ii)(A) or (a)(ii)(B) of Clause 27.10 (Project Companies) or the definition of Joint Venture in Clause 1.1 (Definitions), as the case may be);

(iv)	any Financial Indebtedness arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(v)	any Financial Indebtedness of any Finance Company;

(vi)	any Financial Indebtedness of a member of the Target Group existing on the Closing Date (and any replacement or refinancing of that indebtedness in the same or any lower amount);

(vii)	any Financial Indebtedness of any person (other than any member of the Target Group) acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(viii)	any Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers which would, in accordance with UK GAAP as applicable to the Original Financial Statements, be treated as finance or capital leases;

(ix)	if a New Holding Company is put in place in the manner contemplated in Clause 43.7 (New Holding Company), until the date on which the guarantee of PLC under Clause 23 (Guarantee And Indemnity By The Companies) ceases in accordance with Clause 43.7(b)(iv) (New Holding Company), any Financial Indebtedness of PLC existing on the date on which the New Holding Company is put in place (and in a maximum aggregate principal amount not exceeding the principal amount of that Financial Indebtedness on such date) or any guarantee given by PLC in respect of any Financial Indebtedness of the New Holding Company incurred after the date on which the New Holding Company is put in place and provided that, in each case, such Financial Indebtedness ranks no more senior than pari passu with the Financial Indebtedness of PLC under this Agreement; and

(x)	any Financial Indebtedness not falling within sub-paragraphs (i) to (ix) above, the outstanding principal amount of which does not exceed an amount equal to 10 per cent. of the Gross Assets of the Group at that time.
27.8	Target Financial Indebtedness
(a)	From the Closing Date until the Wholly-owned Date, the Companies will use commercially reasonable endeavours either:
(i)	to remedy or obtain a waiver of any defaults or events of default which arise under any Financial Indebtedness of any member of the Target Group which, in respect of any single debt instrument, is in excess of US$100,000,000 (the Relevant Target Facilities) where, if such Financial Indebtedness or any commitment for such Financial Indebtedness were to be accelerated, cancelled, suspended or not paid, an Event of Default would, but for the proviso contained in Clause 29.5 (Cross acceleration), occur under such Clause (the Relevant Events of Default); or

(ii)	to refinance, terminate or procure that a member of the Group purchases the outstanding Financial Indebtedness under the Relevant Target Facility under which a Relevant Event of Default has occurred and is continuing, such that any such Relevant Events of Default are remedied or waived and/or such Relevant Target Facilities are refinanced and/or terminated and/or the subject of a purchase of Financial Indebtedness.

(b)	Following the Wholly-owned Date, the Companies will, as soon as reasonably practicable and in any event within 90 days after such date, either:
(i)	remedy or obtain a waiver of the Relevant Events of Default; or

(ii)	refinance, terminate or procure that a member of the Group purchases the outstanding Financial Indebtedness under the Relevant Target Facility under which a Relevant Event of Default has occurred and is continuing, such that any such Relevant Events of Default are remedied or waived and/or such Relevant Target Facilities are refinanced and/or terminated and/or the subject of a purchase of Financial Indebtedness.

27.9	US Margin Regulations

No Obligor may use any Loan, directly or indirectly, for any purpose in violation of the Margin Regulations.

27.10	Project Companies
(a)	The Obligors’ Agent may at any time by written notice to the Facility Agent (and specifying whether sub-paragraph (ii)(A) or (ii)(B) applies) designate a member of the Group as a Project Company (a designated company) if:
(i)	its principal activity is or will be the ownership and development and/or operation of a project including without limitation:
(A)	the discovery, mining, extraction, transportation or development (in each case whether directly or indirectly) of natural resources; or

(B)	the development or operation of processing facilities (in each case whether directly or indirectly) related to natural resources including, without limitation, metals smelting, processing and refining and oil and gas processing and refining and energy generation facilities; and
(ii)	(A)	none of that designated company’s Financial Indebtedness retains the benefit in any material manner from any guarantee, bond, security (other than in a manner permitted by paragraph (m) of the definition of “Permitted Security Interests” in Clause 1.1 (Definitions)), indemnity or other commitment from another member of the Group (other than a Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, that Financial Indebtedness; or
(B)	some or all of that designated company’s Financial Indebtedness does so benefit but the relevant guarantee, bond, security, indemnity or other commitment is designed to be withdrawn or cease to apply, in accordance with the terms of that Financial Indebtedness, prior to the repayment of that Financial Indebtedness.
(b)	The Obligors’ Agent may give written notice to the Facility Agent at any time that (i) any Project Company is no longer a Project Company, whereupon it shall cease to be a Project Company or (ii) that a Project Company previously falling within paragraph (a)(ii)(B) above now falls within paragraph (a)(ii)(A) above.

(c)	The Companies shall procure that the aggregate amount of:
(i)	all Project Investments in all Project Companies; and

(ii)	the lower of:

(A)	the value of all assets subject to any Security solely permitted by reason of paragraph (o) of the definition of “Permitted Security Interests” in Clause 1.1 (Definitions); and

(B)	any Financial Indebtedness which benefits from any such Security, does not at any time exceed 20 per cent. of the Gross Assets of the Group.

28.	ACQUISITION UNDERTAKINGS
(a)	Subject to paragraph (b) below, any publicity or information released to the press and any announcements made in connection with the Facilities shall be managed exclusively by the Companies and, other than to the extent required by any applicable law or regulation, no announcements or public disclosure regarding the Facilities (including any public disclosure to be made in connection with the Acquisition) or any roles as arranger, bookrunner, lender or agent shall be made by the Finance Parties without the prior written consent of the Companies.

(b)	The Companies must not (and shall procure that Bidco will not) issue any press release or make any statement or announcement which makes reference to the Facilities or to some or all of the Finance Parties or to the Finance Documents, unless required by applicable law or regulation or any court or regulatory body (in which case the Companies must notify the Facility Agent as soon as practicable upon becoming aware of the requirement) without the written approval of the Facility Agent (not to be unreasonably withheld or delayed).

(c)	The Companies must (and shall procure that Bidco will) comply in all material respects with all applicable laws and regulations relevant in the context of the Acquisition.

(d)	The Companies must (or shall procure that Bidco will):
(i)	supply to the Facility Agent a copy of each principal document setting out the material terms applicable to the Acquisition, promptly after its release after the date of this Agreement; and

(ii)	subject to any confidentiality, regulatory or other restrictions relating to the supply of such information (provided that the Companies shall use reasonable endeavours to overcome any confidentiality limitations), promptly supply to the Facility Agent:
(A)	copies of each other document, certificate, notice and announcement received or issued by it or on its behalf in relation to the Acquisition which is material in the context of the Facilities;

(B)	such information regarding the Acquisition as the Facility Agent may reasonably request; and

(C)	details of any amendment, variation or waiver of any of the material terms applicable to the Acquisition and a copy of any related document.
(e)	The Companies must promptly notify (or shall procure that Bidco will promptly notify) the Facility Agent if the Merger Agreement (or any substitute Acquisition Document which replaces it) is terminated in accordance with its terms (including, without limitation, as a result of the expiry of a long stop date to which such document is subject).

(f)	The Companies must notify the Facility Agent in writing within 10 days of the board of directors of the Companies (or a duly appointed committee or delegate thereof) resolving no longer to pursue the Acquisition.
29.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 29 (Events Of Default) (other than Clause 29.11 (Acceleration) and Clause 29.12 (Clean-Up Period)) is an Event of Default.

29.1	Non-payment

An Obligor or the Obligors’ Agent does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within three Business Days of the Facility Agent notifying the Obligors’ Agent that such amount has not been paid on its due date.

29.2	Breach of financial covenant

Any requirement of Clause 26 (Financial Covenant) is not satisfied.

29.3	Breach of other obligations
(a)	An Obligor does not comply with:
(i)	Clause 25.5(a) (Notification of Default), Clause 27.2 (Negative pledge), Clause 27.3 (Disposals) or Clause 27.7 (Subsidiary indebtedness); or

(ii)	any other provision of the Finance Documents (other than those referred to in Clause 29.1 (Non-payment) and 29.2 (Breach of financial covenant)).
(b)	No Event of Default will occur under paragraph (a)(ii) above if the failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of the Facility Agent giving notice to the Obligors’ Agent specifying the non-compliance and requiring it to be remedied and the Companies becoming aware of the failure to comply.

29.4	Misrepresentation
(a)	Any representation or statement made or deemed to be made by an Obligor in this Agreement or any other document delivered by or on behalf of any Obligor under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default will occur under paragraph (a) above if the event or circumstance giving rise to the representation or statement being incorrect or misleading is capable of remedy and is remedied within 30 days of the earlier of the Facility Agent notifying the Obligors’ Agent of the misrepresentation and the Companies becoming aware of the misrepresentation.
29.5	Cross acceleration
(a)	Any:
(i)	Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is duly accelerated by or on behalf of the person to whom such Financial Indebtedness is owed as a result of an event of default (however described) under the documentation relating to that Financial Indebtedness (unless being contested in good faith where the member of the Group concerned has access to sufficient liquidity to cover the amount claimed); or

(ii)	Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is not paid within five Business Days of the due date or, if later, at the expiry of any applicable grace period; or

(iii)	commitment for any Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is cancelled or suspended as a result of an event of default (howsoever described) under the documentation relating to that Financial Indebtedness (unless the member of the Group concerned has access to sufficient liquidity for its business notwithstanding that cancellation or suspension), provided that no Event of Default will occur under:
(A)	paragraphs (i), (ii) or (iii) above to the extent that they relate to Financial Indebtedness or a commitment for Financial Indebtedness of any member of the Target Group which is accelerated, cancelled, suspended or not paid (x) as a result of the change of control of the Target caused by the Acquisition, or any action taken by a creditor pursuant to a right arising, or becoming exercisable, as a result of such change of control or (y) at any time prior to the end of the period of 180 days after the Closing Date, as a result of any event or circumstance arising on or prior to the Closing Date or (provided that such event or circumstance (other than, for the avoidance of doubt, the Acquisition itself) was not procured or approved by a member of the BHP Billiton Group) within that period of 180 days, where such event or circumstance occurs or exists solely with respect to members of the Target Group (or their assets or liabilities), provided that (I) the creditor(s) of such Financial Indebtedness or providers of such commitment do not have the benefit of any guarantee, security, indemnity or other assurance against loss from any member of the BHP Billiton Group and (II) such acceleration, cancellation, suspension or non-payment does not result in the acceleration of Financial Indebtedness of one or more member(s) of the BHP Billiton Group which is, in aggregate, in excess of US$100,000,000 (or its equivalent in other currencies); and/or

(B)	paragraphs (i), (ii) or (iii) above unless at any particular point in time the amount of such Financial Indebtedness and commitment for Financial Indebtedness specified in any of paragraphs (i) to (iii) above is in aggregate in excess of US$100,000,000 (or its equivalent in other currencies).
(b)	If an Event of Default has occurred under paragraphs (a)(i), (ii) or (iii) above, the Obligors’ Agent shall, upon request by the Facility Agent, provide the Facility Agent with details of all events falling within paragraphs (i), (ii) and (iii) above.
29.6	Insolvency

Any of the following events occurs in respect of a Material Company and is continuing:
(a)	that person is unable or admits its inability to pay its debts as they fall due or suspends making payments on any of its debts by reason of actual or anticipated financial difficulties;

(b)	a moratorium is declared in respect of any indebtedness of that person;

(c)	any corporate action, legal proceedings or other procedure or step is taken (other than frivolous or vexatious legal proceedings or other procedures or steps which are being contested by appropriate means and in good faith) in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, the winding-up, dissolution, deregistration or administration of that person, other than as part of a solvent merger, amalgamation, winding-up or administration; or

(ii)	a composition, assignment or arrangement with any creditor of that person,

and, in the case of any such legal proceedings, those proceedings are not stayed or discharged within 30 days;

(d)	the appointment of, in respect of any Borrower, a liquidator (other than in respect of a solvent liquidation), receiver, receiver and manager, administrator, administrative receiver, compulsory manager or trustee, or other similar officer in respect of that person or all or a substantial part of its assets; or

(e)	any analogous step or proceeding corresponding to those in paragraphs (c) or (d) above is taken in any jurisdiction.
29.7	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of a Material Company unless (i) it is discharged within 30 days (ii) it is being contested in good faith by appropriate means or (iii) it has not had, or is not reasonably likely to have, a Material Adverse Effect.

29.8	Ownership of the Borrowers

Any member of the BHP Billiton Group which is a Borrower (other than the Companies) to which there are Loans outstanding is not or ceases to be a wholly-owned Subsidiary of one of the Companies or, in the case of a member of the Target Group which is a Borrower, any such Borrower to which there are Loans outstanding is not or ceases to be a Subsidiary of one of the Companies.

29.9	Security enforceable

Any Security is enforced against any assets of any Material Company having a value of, or, during any financial year of the Group, a value which is, when aggregated with the value of all other assets of the Group over which security has been enforced in that financial year, at least US$100,000,000 (or its equivalent in other currencies) (unless such enforcement is being disputed in good faith by appropriate means) and that enforcement is reasonably likely to have a Material Adverse Effect.

29.10	Guarantees
(a)	Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, the guarantee of a Company under this Agreement or under the Company Parent Guarantee to which it is a party (insofar as it applies to this Agreement) is not effective or is alleged by an Obligor to be ineffective for any reason.

(b)	A Company repudiates its guarantee under this Agreement or under the Company Parent Guarantee to which it is a party or threatens to do so.

29.11	Acceleration

Subject to Clause 29.12 (Clean-Up Period), if an Event of Default occurs and is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:
(a)	declare all or part of the Loans, together with accrued interest and all other amounts accrued under this Agreement, to be immediately due and payable, whereupon they shall be immediately due and payable; and/or

(b)	cancel the Total Commitments, whereupon they shall immediately be cancelled; and/or

(c)	declare all or part of the Loans to be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.
29.12	Clean-Up Period
(a)	In this Clause 29.12, Clean-Up Period means the period from the Closing Date to the date falling 180 days after the Closing Date.

(b)	If, during the Clean-Up Period, any event or circumstance occurs or exists solely with respect to a member of the Target Group (or solely with respect to any of their assets or liabilities) which constitutes a Default (other than to the extent the relevant event or circumstance constitutes a Default under Clause 29.3 (Breach of other obligations) for failure to comply with Clause 27.7 (Subsidiary indebtedness)):
(i)	the Companies must promptly notify the Facility Agent of that fact, giving a reasonable description of the relevant event or circumstance and the steps, if any, the relevant member of the Group proposes to take to remedy it; and

(ii)	except as set out in paragraph (c) below, during the Clean-Up Period, no Finance Party shall be entitled to take any of the actions or to give any notice referred to in Clause 29.11 (Acceleration), or to take any other action (or prevent any Utilisation), with respect to that Default.
(c)	Paragraph (b)(ii) shall not apply if:
(i)	the event or circumstance giving rise to the Default was procured or approved by a member of the Group (other than a member of the Target Group) after the Closing Date;

(ii)	the Default is not capable of remedy;

(iii)	it would otherwise permit any Utilisation to be made by a member of the Group in respect of which any of the events or circumstances referred to in Clauses 29.5 (Cross acceleration) (other than to the extent the relevant event or circumstance has arisen as a result of the Acquisition), 29.6 (Insolvency), 29.7 (Creditors’ process) or 29.9 (Security enforceable) have occurred;

(iv)	the Default is capable of remedy but reasonable steps are not being taken to remedy it or the event or circumstance giving rise to the Event of Default; or

(v)	the Default would reasonably be expected to have a Material Adverse Effect.
(d)	If the relevant event or circumstances giving rise to the Event of Default are continuing on or after the end of the Clean-Up Period, nothing in this Clause 29.12 shall prevent any Finance Party from taking any of the actions or from giving any notice referred to in Clause 29.11 (Acceleration), or from taking any other action which it is entitled to take under the Finance Documents, with respect to that Event of Default.
30.	CHANGES TO THE LENDERS

30.1	Assignments, transfers and sub-participations by the Lenders

Subject to this Clause 30, a Lender (the Existing Lender) may by written notice to the Obligors’ Agent:
(a)	assign any of its rights under the Finance Documents (including the Lender’s rights in relation to any Note held by it); or

(b)	transfer any of its Notes or transfer by novation any of its other rights and obligations under the Finance Documents, to another bank or financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) that is not an Offshore Associate of an Australian Borrower. A Lender may sub-participate all or any part of any of its rights or obligations under this Agreement to another bank or financial institution provided that prior to entering into any such sub-participation that Lender notifies the Obligors’ Agent of the identity of the proposed sub-participant and provides any other information that the Obligors’ Agent may reasonably require.

30.2	Conditions of assignment or transfer
(a)	The prior written consent of the Obligors’ Agent is required for an assignment or transfer by a Lender unless the assignment or transfer is to another Lender or an Affiliate of a Lender, or an Event of Default is continuing. The Facility Agent shall not be obliged to determine whether or not the prior written consent of the Obligors’ Agent is required or has been obtained in relation to any assignment or transfer.

(b)	If an assignment or transfer requires the consent of the Obligors’ Agent under paragraph (a) above, that consent must not be unreasonably withheld or delayed and the Obligors’ Agent will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors’ Agent within that time.

(c)	An assignment will only be effective on:
(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will:
(A)	assume the same Commitment as the Existing Lender; and

(B)	assume the same obligations to the other Finance Parties as it would have been under if it were an Original Lender; and
(ii)	satisfaction by the Facility Agent of all necessary “know your customer” requirements under all applicable laws and regulations in relation to such assignment to a New Lender. The Facility Agent shall promptly notify the Existing Lender and the New Lender upon completion of such requirements.
(d)	A transfer will only be effective if the procedure set out in Clause 30.6 (Procedure for transfer) is complied with.

(e)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, or of which the New Lender or Existing Lender (in the case of any assignment or transfer) or the Lender (in the case of a change of Facility Office) is aware at that date, an Obligor would, but for this paragraph (e), be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax Gross Up And Indemnities) or Clause 19 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Following receipt of a written notice from the Facility Agent pursuant to Clause 30.1 (Assignments, transfers and sub-participations by the Lenders), the Obligors’ Agent may, in circumstances where its consent to such assignment or transfer is required pursuant to Clause 30.2 (Conditions of assignment or transfer), require the Existing Lender to assign or transfer its rights and obligations under this Agreement to such bank or financial institution as the Obligors’ Agent shall specify (an Alternative Lender). The Existing Lender shall use all reasonable endeavours to comply with such request, provided that the Existing Lender shall not be obliged to comply with such request unless the Alternative Lender is prepared to have the relevant rights and/or obligations assigned or transferred to it on exactly the same (or better) terms (including price) as the original New Lender was willing to agree to.

(g)	Any assignment or transfer of part of an Existing Lender’s rights and/or obligations under this Agreement must be in a minimum amount of US$5,000,000 (or its equivalent in any other currency).

(h)	An assignment or transfer by a Lender in respect of a Facility during the Availability Period of that Facility must be of a rateable proportion of that Lender’s drawn and undrawn Commitment under that Facility.

(i)	A Lender may only vote in favour of, or not in favour of, any amendment, waiver or other matter relating to the Facilities (and may not split its vote to reflect any sub-participation or other arrangements).
30.3	Transfer and transmission of Notes
(a)	Subject to this Agreement, a Lender may transfer Notes held by it by executing a Transfer Certificate. A transfer of a Note will only be effective if the procedure set out in Clause 10.7 (Transfer not effective until recorded in Register) is complied with.

(b)	It is a condition of such transfer that the transfer of a Note is not to a person whom the transferring Lender knows, after having requested confirmation from such proposed transferee, is an Offshore Associate of the relevant Australian Borrower.

(c)	Subject to this Agreement, a person who is responsible under applicable law for the administration of assets of a Lender or is entitled to Notes as a result of the liquidation of a Lender may, upon production of such evidence of the foregoing as is required by the Facility Agent:
(i)	be registered as the holder of Notes held by that Lender; or

(ii)	transfer some or all of those Notes.
30.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500.

30.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or Company Parent Guarantee; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 30; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents, Company Parent Guarantees or otherwise.
30.6	Procedure for transfer
(a)	Subject to the conditions set out in Clause 30.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its Notes and the Loans they represent and transfer by novation its other rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents (other than under the Notes) shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agents, the Mandated Lead Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agents, the Mandated Lead Arrangers, the other Lenders and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a Lender.
30.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 30, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
30.8	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 30.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause, have been payable to it on that date, but after deduction of the Accrued Amounts.
30.9	Copy of Transfer Certificate, assignment agreement or Increase Confirmation to Obligors’ Agent

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation, send to the Obligors’ Agent a copy of that Transfer Certificate or Increase Confirmation. Any Lender which assigns any of its rights under this Clause 30 shall, as soon as reasonably practicable, send a copy of any agreement documenting such assignment to the Facility Agent (which promptly on receipt shall forward a copy to the Obligors’ Agent).

31.	CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

31.1	Confidentiality undertaking

Each Finance Party undertakes to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.2 (Permitted disclosure), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2	Permitted disclosure

A Finance Party may disclose any Confidential Information as that Finance Party shall consider appropriate:
(a)	to any of its Affiliates and any of its or their officers, directors, employees and professional advisers and to any auditors of that Finance Party or its Affiliates;

(b)	to any other person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom it enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(iii)	to whom, and to the extent that, information is required (including, without limitation, as a result of a request by a court or regulatory body) to be disclosed by any applicable law or regulation; or

(iv)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 30.7 (Security over Lenders’ rights);
(c)	to a rating agency or its professional advisers; or

(d)	with the prior written consent of the Obligors’ Agent, to any other person, provided that in relation to paragraphs (b)(i) and (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

31.3	Notification of required or unauthorised disclosure

Each Finance Party agrees (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function) to inform each of the Companies prior to any disclosure under Clause 31.2(b)(iii) (Permitted disclosure)) or upon becoming aware that Confidential Information has been disclosed in breach of this Agreement.

31.4	Continuing obligations

The obligations in this Clause 31 are continuing and, in particular, shall survive the transfer or assignment by a Finance Party of any of its rights or obligations under this Agreement in accordance with the provisions of Clause 30 (Changes To The Lenders). Notwithstanding the previous sentence, the obligations in this Clause 31 shall cease on the date twelve months after the date the Finance Party ceases to be a Finance Party under this Agreement.

32.	CHANGES TO THE OBLIGORS

32.1	Assignments and transfer by Obligors
(a)	Except as set out below, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, a Finance Company which is the Borrower of any Loan may novate its obligations under all such Loans to any other Finance Company which becomes a Borrower in accordance with Clause 32.2 (Additional Borrowers) and which is incorporated in the same jurisdiction as the original Finance Company, provided that the Obligors’ Agent gives the Facility Agent at least five Business Days’ prior written notice. Such Loans shall be novated to such other Finance Company in accordance with the relevant Accession Letter on the date on which the Facility Agent executes that Accession Letter.
32.2	Additional Borrowers
(a)	The Obligors’ Agent may request that any Subsidiary of either Company, or a New Holding Company, becomes an Additional Borrower. That Subsidiary or New Holding Company shall become an Additional Borrower if:
(i)	in the case of a Subsidiary, that Subsidiary is a wholly-owned Subsidiary of a Company or (on and from the Closing Date) is the Target or a wholly-owned Subsidiary of the Target;

(ii)	in the case of a Subsidiary, subject to paragraph (c) below, all the Lenders consent to the addition of that Subsidiary as a Borrower (such consent not to be unreasonably withheld or delayed);

(iii)	the Obligors’ Agent delivers to the Facility Agent a duly completed and executed Accession Letter;

(iv)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary or New Holding Company becoming an Additional Borrower; and

(v)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (The Original Parties) in relation to that Additional Borrower, if it is a Subsidiary, or Part 4 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, if it is a New Holding Company, in each case, each in form and substance satisfactory to the Facility Agent.
(b)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to

it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in the case of a Subsidiary, or in Part 4 of Schedule 2 (Conditions Precedent) in the case of a New Holding Company.

(c)	Subject to fulfilment of the conditions in paragraphs (a)(iii), (iv) and (v) above, no Lender consent will be required for the accession as an Additional Borrower of:
(i)	a wholly-owned Subsidiary of either Company incorporated in Australia, England and Wales or the United States of America; or

(ii)	if on the date on which the relevant Accession Letter is delivered to the Facility Agent the Closing Date has occurred, or if such person is to accede as an Additional Borrower on the Closing Date, the Target or any of its wholly-owned Subsidiaries incorporated in Australia, England and Wales or the United States of America.
32.3	Resignation of a Borrower
(a)	The Obligors’ Agent may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter at least five Business Days prior to the proposed date of resignation.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligors’ Agent has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Finance Documents.
32.4	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary or New Holding Company that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

33.	ROLE OF THE AGENTS AND THE MANDATED LEAD ARRANGERS

33.1	Appointment of the Agents
(a)	Each other Finance Party appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
33.2	Duties of the Agents
(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party (excluding, without prejudice to Clause 30.9 (Copy of Transfer Certificate, assignment agreement or Increase Confirmation to Obligors’ Agent), any Transfer Certificate or Increase Confirmation).

(b)	If an Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties and, if so instructed by the Majority Lenders, the Obligors’ Agent.

(c)	If an Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party under this Agreement it shall promptly notify the other Finance Parties and the Obligors’ Agent.

(d)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(e)	The Facility Agent shall provide to the Obligors’ Agent within two Business Days of a request by the Obligors’ Agent (but no more frequently than once a calendar month) a list (which may be in electronic form) setting out:
(i)	the Commitments of the Lenders;

(ii)	the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents;

(iii)	the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means; and

(iv)	the account details of each Lender for any payment to be distributed by an Agent to that Lender under the Finance Documents.
33.3	No fiduciary duties
(a)	Nothing in this Agreement constitutes an Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
33.4	Business with the Group

Each Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.5	Rights and discretions of the Agents
(a)	Each Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 29.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Companies or Obligors’ Agent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(f)	Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)	Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Obligors’ Agent, and shall promptly disclose the same upon the written request of the Obligors’ Agent or the Majority Lenders.

(h)	No Agent is obliged to disclose to any Finance Party any details of the rate notified to it by a Lender or Alternative Reference Bank or the identity of any such Lender or Alternative Reference Bank for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption)
33.6	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as such Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document or Company Parent Guarantee.
33.7	Responsibility for documentation

No Agent or Mandated Lead Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it to an Obligor or any other person given in or in connection with any Finance Document, Company Parent Guarantee or the Information Pack;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Company Parent Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or Company Parent Guarantee; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
33.8	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 36.11 (Disruption to Payment Systems etc.)), no Agent will be liable for any action taken by it under or in connection with any Finance Document or Company Parent Guarantee, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of that Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Agent may rely on this Clause.

(c)	No Agent will be liable for any delay (or any related consequences):
(i)	in crediting an account with an amount required under the Finance Documents to be paid by it if such Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose; or

(ii)	in informing the Obligors’ Agent or any Finance Party of any failure of an Obligor to make a payment on a due date, unless that Agent has actual knowledge of the non-payment, and its failure to inform another party is due to its gross negligence or wilful misconduct. No Agent will be deemed to have knowledge of any payment which is due to be made to any other Agent but which is not in fact made on the due date.
(d)	(i)	Nothing in this Agreement will oblige any Agent or Mandated Lead Arranger to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.
(ii)	Each Finance Party confirms to each Agent and Mandated Lead Arranger that it is solely responsible for any know your customer requirements or other checks it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other Finance Party.
33.9	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by such Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding an Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of an Agent) in acting as Agent under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

33.10	Resignation of an Agent
(a)	After consultation with the Obligors’ Agent, an Agent may resign and appoint one of its Affiliates acting, in the case of the Facility Agent, through an office in the United Kingdom or, in the case of the Dollar Swingline Agent, New York or, in the case of the Euro Swingline Agent, London as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)	Alternatively an Agent may (after consultation with the Obligors’ Agent) resign by giving notice to the other Finance Parties and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a reputable and experienced bank or financial institution as successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a reputable and experienced bank or financial institution as successor Agent (acting, in the case of the Facility Agent, through an office in the United Kingdom or, in the case of the Dollar Swingline Agent, the United States of America or, in the case of the Euro Swingline Agent, the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent, Dollar Swingline Agent or Euro Swingline Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 33. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
33.11	Replacement of an Agent
(a)	After consultation with the Obligors’ Agent, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) (or, at any time the relevant Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) by appointing a successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be).

(b)	The retiring Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) such documents and records and provide such assistance as that successor Agent may reasonably request for the purposes of performing its functions as Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) under the Finance Documents.

(c)	The appointment of the successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) shall take effect on the date specified in the notice from the Majority Lenders to that retiring Agent. As from this date, the retiring Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 33.11 (and any agency fees for the account of that retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
33.12	Confidentiality
(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, no Agent and no Mandated Lead Arranger is obliged to disclose to any other person:
(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

33.13	Relationship with the Lenders
(a)	Each Agent may treat the person shown in its records as Lender at the opening of business (in the place of that Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).
33.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document or Company Parent Guarantee including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Company Parent Guarantee and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Company Parent Guarantee;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or Company Parent Guarantee, the transactions contemplated by the Finance Documents or Company Parent Guarantees or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Company Parent Guarantee; and

(d)	the adequacy, accuracy and/or completeness of any information provided by an Agent, any other Party or by any other person under or in connection with any Finance Document or Company Parent Guarantee, the transactions contemplated by the Finance Documents or Company Parent Guarantees or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Company Parent Guarantee.
33.15	Reference Banks and Alternative Reference Banks

If a Reference Bank or Alternative Reference Bank (or, if a Reference Bank or an Alternative Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank or Alternative Reference Bank.

33.16	Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers have any obligations of any kind to any other party under or in connection with any Finance Document.

33.17	Deduction from amounts payable by the Facility Agent

If any Finance Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted.

34.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
35.	SHARING AMONG THE LENDERS

35.1	Payments to Lenders

If a Lender (a Recovering Lender) receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 36 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 36.6 (Partial payments).
35.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 36.6 (Partial payments).

35.3	Recovering Lender’s rights
(a)	On a distribution by the Facility Agent under Clause 35.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.
35.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 35.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

35.5	Exceptions
(a)	This Clause 35 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Lender of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
36.	PAYMENT MECHANICS

36.1	Payments to an Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document or Company Parent Guarantee, that Obligor or Lender shall make the same available to the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) (unless a contrary indication appears in a Finance Document or Company Parent Guarantee) for value on the due date at the time, in immediately available funds specified by the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) specifies.
36.2	Distributions by an Agent

Each payment received by the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback), be made available by the Facility Agent, the Dollar Swingline Agent, or the Euro Swingline Agent (as the case may be) as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

36.3	Distributions to an Obligor

Each Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set—Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback
(a)	Where a sum is to be paid to an Agent under the Finance Documents for another Party, that Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If an Agent pays an amount to another Party and it proves to be the case that such Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Agent shall on demand refund the same to such Agent together with interest on that amount from the date of payment to the date of receipt by such Agent, calculated by such Agent to reflect its cost of funds.
36.5	Impaired Agent
(a)	If, at any time, the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents or a Company Parent Guarantee to that Agent in accordance with Clause 36.1 (Payments to an Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a bank or financial institution (which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency) and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 36.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) in accordance with Clause 33.11 (Replacement of an Agent), each Party which has made a payment to a trust account in accordance with this Clause 36.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to that successor Agent for distribution in accordance with Clause 36.2 (Distributions by an Agent).
36.6	Partial payments
(a)	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, that Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
36.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents or Company Parent Guarantees shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

36.8	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
36.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Obligors’ Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
36.11	Disruption to Payment Systems etc.

If either an Agent determines (in its discretion) that a Disruption Event has occurred or an Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments And Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
37.	SET—OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents or Company Parent Guarantees (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38.	NOTICES

38.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or by such other means as may be agreed between the Facility Agent and the Obligors’ Agent from time to time.

38.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Companies, that identified with its name in Schedule 12 (Contact Details);

(b)	in the case of the Obligors’ Agent or any Original Obligor, that identified with its name in Schedule 12 (Contact Details);

(c)	in the case of each Lender or any Additional Borrower, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of each Agent, that identified with its name in Schedule 12 (Contact Details), or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

38.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

(b)	All notices from or to an Obligor shall be sent through the Facility Agent.

(c)	Any communication or document made or delivered to the Obligors’ Agent or an Obligor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(d)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s notice details set out in Schedule 12 (Contact Details) (or any substitute department or officer as that Agent may specify for this purpose in accordance with Clause 38.2 (Addresses)).

38.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

38.5	Communication when Agent is Impaired Agent

If any of the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) is an Impaired Agent the Parties may, instead of communicating with each other through that Agent, communicate with each other directly and (while that Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by that Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent, Dollar Swingline Agent or Euro Swingline Agent (as the case may be) has been appointed.

38.6	Electronic communication
(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if that Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to that Agent only if it is addressed in such a manner as that Agent shall specify for this purpose.
38.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
39.	USA PATRIOT ACT

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each such Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

40.	CALCULATIONS AND CERTIFICATES

40.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

40.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

40.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and in relation to Sterling a year of 365 days and in relation to any other currency a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

41.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents or Company Parent Guarantees is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents or Company Parent Guarantees shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

43.	AMENDMENTS AND WAIVERS

43.1	Required consents
(a)	Subject to Clause 43.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
43.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than any amendment or waiver made in accordance with Clause 13.12(h) (Terms of cancellation and prepayment));

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than any amendment or waiver made in accordance with Clause 13.12(h) (Terms of cancellation and prepayment));

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Obligors other than in accordance with Clause 32 (Changes To The Obligors);

(vi)	any provision of the Finance Documents which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 30 (Changes To The Lenders), Clause 35 (Sharing Among The Lenders) or this Clause 43, shall not be made without the prior consent of all the Lenders. This paragraph (a) is subject to Clauses 43.4 (Disenfranchisement of Defaulting Lenders) and 43.5 (Excluded Commitments).

(b)	An amendment or waiver which relates to the rights or obligations of an Agent or a Mandated Lead Arranger may not be effected without the consent of that Agent or that Mandated Lead Arranger.

43.3	Replacement of Lender
(a)	If, at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)	except to the extent it is permitted to do so under this Agreement, any Lender refuses or fails to fund an advance or repudiates an obligation to fund an advance; or

(iii)	an Obligor becomes obliged to repay any amount in accordance with Clause 13.1 (Illegality) or to pay additional amounts pursuant to Clause 18.3 (Tax gross-up) or Clause 19.1 (Increased Costs) to any Lender in excess of amounts payable to the other Lenders generally, or the provisions of Clause 16.2 (Market disruption) apply, then the Obligors’ Agent may, at any time up to 30 days after the date on which the circumstances referred to in sub-paragraphs (i) or (ii) above occur or at any time that any of the circumstances referred to in sub-paragraph (iii) above are continuing, give a written notice (a Written Notification) to the Facility Agent and the relevant Lender that it intends to replace that Lender by requiring that Lender to (and the Lender shall) transfer, pursuant to Clause 30 (Changes To The Lenders) all (and not part only) of its rights and obligations under this Agreement to one or more Lenders or other banks, financial institutions or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a Replacement Lender) selected by the Obligors’ Agent which confirm their willingness to assume and do assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 43.3 shall be subject to the following conditions:
(i)	neither the Facility Agent nor the Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(ii)	such replacement must take place no later than 20 days after the date the Written Notification is delivered to the Facility Agent and the relevant Lender; and

(iii)	in no event shall the Lender replaced under this Clause 43.3 be required to pay or surrender to the Replacement Lender any of the fees received by that Lender pursuant to the Finance Documents.

(c)	In the event that:
(i)	the Obligors’ Agent or the Facility Agent (at the request of the Obligors’ Agent) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Super-Majority Lenders have consented to such waiver or amendment, then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
43.4	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment:
(i)	in ascertaining the Majority Lenders, the Super-Majority Lenders or whether any given percentage (including, without limitation (but subject to paragraph (c) below), unanimity) of the Total Commitments or Total Revolving Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments; and

(ii)	that Defaulting Lender will not be treated as a Lender for the purposes of Clause 43.2(a) (Exceptions) if it has no participation in any outstanding Loan.
(b)	For the purposes of this Clause 43.4, the Facility Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which the Facility Agent is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

(c)	Notwithstanding paragraph (a) above, but without prejudice to the provisions of this Agreement which relate to Defaulting Lenders:

(i)	the Commitment of a Defaulting Lender may not be increased or extended (unless, in the latter case, all the Commitments of the other Lenders under the same Facility are also being extended by the same period);

(ii)	unless all similar payments owing to the other Lenders under the same Facility are being extended by the same period, the date of payment of any amount owing to a Defaulting Lender may not be extended;

(iii)	unless the Margin or the payment of principal, interest, fees or commission is being reduced by the same amount for all Lenders under the same Facility, the Margin and the payment of principal, interest, fees or commission in relation to a Defaulting Lender may not be reduced; and

(iv)	unless the changes will affect all other Lenders under the same Facility in a similar manner, no change will be made to Clause 2.3 (Finance Parties’ rights and obligations), Clause 30 (Changes To The Lenders) or Clause 35 (Sharing Among The Lenders) which affects a Defaulting Lender, in each case without the consent of that Defaulting Lender.

43.5	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under this Agreement within 10 Business Days (or any longer period stipulated by the Agent with the agreement of the Obligors’ Agent in relation to that request) of that request being made:
(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of the Total Commitments has been obtained to approve that request; and

(b)	it will not count as a Lender for the purposes of Clause 43.2(a) (Exceptions).
43.6	Replacement of a Defaulting Lender
(a)	The Obligors’ Agent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Facility Agent and such Lender:
(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 30 (Changes To The Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 30 (Changes To The Lenders) all (and not part only) of its undrawn Commitments; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 30 (Changes To The Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Obligors’ Agent, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 30 (Changes To The Lenders) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 43.5 shall be subject to the following conditions:
(i)	the Obligors’ Agent shall have no right to replace the Facility Agent;

(ii)	none of the Facility Agent, the Defaulting Lender nor any other party shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(iii)	the transfer must take place no later than 20 days after the date the notice referred to in paragraph (a) above is delivered to the Facility Agent and the relevant Lender; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
43.7	New Holding Company
(a)	On or after the Closing Date, PLC shall be entitled to become a wholly-owned Subsidiary of a newly incorporated company (the New Holding Company) and the Facility Agent is irrevocably authorised by each other Finance Party to agree and enter into amendments to this Agreement with the Obligors’ Agent to reflect the provisions of paragraph (c) below, provided that the conditions set out in paragraph (b) below are satisfied.

(b)	The conditions referred to in paragraph (a) above are:
(i)	the New Holding Company must be incorporated in England and Wales and be listed on the London Stock Exchange;

(ii)	the New Holding Company must enter into a new deed poll guarantee on substantially the same terms as the Company Parent Guarantee given by PLC;

(iii)	the Facility Agent must be satisfied (acting reasonably) that the obligations of the New Holding Company are guaranteed by Limited under Limited’s existing Company Parent Guarantee or any replacement Company Parent Guarantee to which Limited is a party;

(iv)	PLC and the New Holding Company shall deliver a certificate signed by two Authorised Signatories of PLC and the New Holding Company confirming that the new deed poll guarantee of the New Holding Company applies to the obligations of the Obligors under the Finance Documents and such obligations will not be excluded obligations for the purposes of that deed poll guarantee;

(v)	if any Loan has been borrowed by PLC which is still outstanding at that time the Obligors’ Agent shall designate whether (1) PLC shall continue to be the Borrower in respect of such Loan or (2) such Loan shall be novated to the New Holding Company (in which case, the New Holding Company must accede as an Additional Borrower in accordance with Clause 32.2 (Additional Borrowers));

(vi)	the New Holding Company acceding to this Agreement as a Company and, if relevant, an Additional Borrower in accordance with Clause 32.2 (Additional Borrowers), in respect of which accession the documents to be provided to the Facility Agent shall be those listed in Part 4 (and not Part 3) of Schedule 2 (Conditions Precedent); and

(vii)	PLC shall continue to be a guarantor under this Agreement until such date as the aggregate amount of Financial Indebtedness of PLC (excluding for this purpose the Financial Indebtedness under this Agreement and any other Financial Indebtedness which is expressed to terminate at the same time as the guarantee of PLC under this Agreement terminates) is less than US$100,000,000.
(c)	On the satisfaction of the conditions in paragraph (b) above:
(i)	the New Holding Company shall become a Company and, if relevant, an Additional Borrower;

(ii)	except where the context otherwise requires, all references to PLC in the Finance Documents shall be deemed to be references to the New Holding Company and all references to the Companies shall be deemed to be references to Limited and the New Holding Company; and

(iii)	any Loan designated by the Obligors’ Agent in accordance with paragraph (b)(v)(2) above shall be novated to the New Holding Company in accordance with the terms of the Accession Letter.
44.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

45.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

46.	ENFORCEMENT

46.1	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (whether contractual or non-contractual, including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 46.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
46.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints PLC as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.
PLC confirms its acceptance of its appointment under this Clause 46.2 with respect to each relevant Obligor.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES
PART 1
THE ORIGINAL BORROWERS

	Jurisdiction of	Registration number (or
Name of Original Borrower	incorporation	equivalent, if any)
BHP Billiton Finance Limited	Australia	ABN 82 008 519 319

BHP Billiton Limited	Australia	ABN 49 004 028 077

BHP Billiton Finance Plc	England and Wales	06683534

BHP Billiton Plc	England and Wales	03196209

PART 2
THE ORIGINAL LENDERS

	Term Facility	Revolving Facility	Total
Name of Original Lender	Commitment (US$)	Commitment (US$)	(US$)
Australia and New Zealand	208,333,334	104,166,666	312,500,000
Banking Group Limited (ABN 11 005 357 522)

Banco Bilbao Vizcaya	208,333,334	104,166,666	312,500,000
Argentaria, S.A., London Branch

Abbey National Treasury Services Plc (Trading as Santander Global Banking & Markets)	208,333,334	104,166,666	312,500,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	208,333,334	104,166,666	312,500,000

Barclays Bank PLC	208,333,334	104,166,666	312,500,000

BNP Paribas	208,333,334	104,166,666	312,500,000

Canadian Imperial Bank of Commerce, London Branch	208,333,334	104,166,666	312,500,000

Commonwealth Bank of Australia Sydney — OBU	208,333,334	104,166,666	312,500,000

Crédit Agricole Corporate and Investment Bank	208,333,333	104,166,667	312,500,000

ING Bank N.V.	208,333,333	104,166,667	312,500,000

Intesa Sanpaolo S.p.A., London Branch	208,333,333	104,166,667	312,500,000

JPMorgan Chase Bank, N.A.	208,333,333	104,166,667	312,500,000

Lloyds TSB Bank plc	208,333,333	104,166,667	312,500,000

Mizuho Corporate Bank, Ltd.	208,333,333	104,166,667	312,500,000

National Australia Bank Limited, ABN 12 004 044 937	208,333,333	104,166,667	312,500,000

	Term Facility	Revolving Facility	Total
Name of Original Lender	Commitment (US$)	Commitment (US$)	(US$)
Scotiabank Europe plc	208,333,333	104,166,667	312,500,000

Société Générale	208,333,333	104,166,667	312,500,000

Standard Chartered Bank	208,333,333	104,166,667	312,500,000

Sumitomo Mitsui Banking Corporation	208,333,333	104,166,667	312,500,000

The Royal Bank of Scotland plc	208,333,333	104,166,667	312,500,000

The Toronto-Dominion Bank	208,333,333	104,166,667	312,500,000

UBS AG, London Branch	208,333,333	104,166,667	312,500,000

UniCredit Bank AG, London Branch	208,333,333	104,166,667	312,500,000

Westpac Banking Corporation acting for itself and through its Offshore Banking Unit	208,333,333	104,166,667	312,500,000

TOTALS	5,000,000,000	2,500,000,000	7,500,000,000

PART 3
THE ORIGINAL SWINGLINE LENDERS
PART A

Name of Original Dollar Swingline	Dollar Swingline Commitment
Lender	(US$)
Australia and New Zealand Banking Group Limited (ABN 11 005 357 522)	41,666,666

Banco Bilbao Vizcaya Argentaria, S.A., London Branch	41,666,666

Abbey National Treasury Services Plc (Trading as Santander Global Banking & Markets)	41,666,666

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	41,666,666

Barclays Bank PLC	41,666,666

BNP Paribas	41,666,666

CIBC Inc	41,666,666

Commonwealth Bank of Australia — New York	41,666,666

Crédit Agricole Corporate and Investment Bank	41,666,667

ING Bank N.V.	41,666,667

Intesa Sanpaolo S.p.A., London Branch	41,666,667

JPMorgan Chase Bank, N.A.	41,666,667

Lloyds TSB Bank plc	41,666,667

Mizuho Corporate Bank, Ltd.	41,666,667

National Australia Bank Limited — New York Branch, ABN 12 004 044 937	41,666,667

Scotiabanc Inc.	41,666,667

Société Générale, New York Branch	41,666,667

Name of Original Dollar Swingline	Dollar Swingline Commitment
Lender	(US$)
Standard Chartered Bank	41,666,667

Sumitomo Mitsui Banking Corporation	41,666,667

The Royal Bank of Scotland plc	41,666,667

Toronto Dominion (New York) LLC	41,666,667

UBS Loan Finance LLC	41,666,667

UniCredit Bank AG, New York Branch	41,666,667

Westpac Banking Corporation acting for itself and through its Offshore Banking Unit	41,666,667

Total	1,000,000,000
PART B

Euro Swingline Commitment (euro
Name of Original Euro Swingline Lender	equivalent of US$ amount set out below)
Australia and New Zealand Banking Group Limited (ABN 11 005 357 522)	41,666,666

Banco Bilbao Vizcaya Argentaria, S.A., London Branch	41,666,666

Abbey National Treasury Services Plc (Trading as Santander Global Banking & Markets)	41,666,666

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	41,666,666

Barclays Bank PLC	41,666,666

BNP Paribas	41,666,666

Canadian Imperial Bank of Commerce, London Branch	41,666,666

Commonwealth Bank of Australia — London	41,666,666

Crédit Agricole Corporate and Investment Bank	41,666,667

ING Bank N.V.	41,666,667

Euro Swingline Commitment (euro
Name of Original Euro Swingline Lender	equivalent of US$ amount set out below)
Intesa Sanpaolo S.p.A., London Branch	41,666,667

JPMorgan Chase Bank, N.A.	41,666,667

Lloyds TSB Bank plc	41,666,667

Mizuho Corporate Bank, Ltd.	41,666,667

National Australia Bank Limited — London Branch, ABN 12 004 044 937	41,666,667

Scotiabank Europe plc	41,666,667

Société Générale	41,666,667

Standard Chartered Bank	41,666,667

Sumitomo Mitsui Banking Corporation	41,666,667

The Royal Bank of Scotland plc	41,666,667

Toronto Dominion (New York) LLC	41,666,667

UBS AG, London Branch	41,666,667

UniCredit Bank AG, London Branch	41,666,667

Westpac Banking Corporation acting for itself and through its Offshore Banking Unit	41,666,667

Total	1,000,000,000

PART 4
THE MANDATED LEAD ARRANGERS
Australia and New Zealand Banking Group
Limited (ABN 11 005 357 522)
Banco Bilbao Vizcaya Argentaria, S.A.
Abbey National Treasury Services Plc
(Trading as Santander Global Banking &
Markets)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Barclays Capital
BNP Paribas
Canadian Imperial Bank of Commerce,
London Branch
Commonwealth Bank of Australia Sydney -
OBU
Crédit Agricole Corporate and Investment
Bank
ING Bank N.V.
Intesa Sanpaolo S.p.A., London Branch
J.P. Morgan Limited
Lloyds TSB Bank plc
Mizuho Corporate Bank, Ltd.
National Australia Bank Limited, ABN 12
004 044 937
Scotiabank Europe plc
Société Générale
Standard Chartered Bank
Sumitomo Mitsui Banking Corporation
The Royal Bank of Scotland plc
The Toronto-Dominion Bank
UBS Limited
UniCredit Bank AG, London Branch
Westpac Banking Corporation acting for
itself and through its Offshore Banking Unit

SCHEDULE 2
CONDITIONS PRECEDENT
PART 1
CONDITIONS PRECEDENT TO SIGNING
Original Obligors
1.	A copy of the constitutional documents of each Original Obligor and any Authorisation required by that Original Obligor in connection with this Agreement.

2.	An extract of the resolutions of the board of directors of each of the Companies appointing a management committee of the board of directors to act in relation to the Finance Documents, certified by a director or the company secretary of each Company as being a true extract of the relevant resolutions and confirming, among other things, that the board meeting was properly convened and the identity of the persons attending the meeting.

3.	A copy of a resolution of the board of directors of each Original Obligor (other than the Companies) and a copy of a resolution of the management committee of the board of directors of each of the Companies referred to in paragraph 2 above:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
4.	A specimen of the signature of each person authorised by each resolution referred to in paragraphs 3(b) and 3(c) above.

5.	A certificate of an Authorised Signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and certifying that borrowing and/or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit in its constitutional documents to be exceeded.

6.	A copy of each of the Company Parent Guarantees.

7.	A certificate of an Authorised Signatory of each Company confirming that the Company Parent Guarantee to which it is a party has not been amended or terminated in accordance with its terms or otherwise, and it has not agreed with the other Company that the Finance Documents (or any obligations under the Finance Documents) will be

“Excluded Obligations” for the purposes of, and as defined in, that Company Parent Guarantee.

8.	A copy of a power of attorney executed by each of the Companies (and Original Obligors if necessary) appointing the persons specified in each power to execute and deliver on behalf of the Companies (and/or Original Obligors), as the case may be, any or all of the Finance Documents, any closing certificate, receipt, side letter or verification certificate in connection with any Finance Document and any other document which is incidental, ancillary or related to or contemplated by any of such documents, to which that company is a party, with power to amend such documents, sign such other documents and do all such other acts, matters and things as they in their judgment deem necessary or desirable in connection with the transactions contemplated in such documents.

9.	A Note Deed Poll executed by each Australian Borrower.

10.	Any certificate or other documents required to be entered into in relation to the Finance Documents by the terms of the board resolutions referred to in paragraph 3 above.
Legal opinions
11.	(a) A legal opinion of Allen & Overy LLP London, legal advisers to the Facility Agent in England, addressed to the Finance Parties, regarding this Agreement; and (b) a legal opinion of Allen & Overy LLP London, legal advisers to the Facility Agent in England, addressed to the Finance Parties, regarding the due execution of the Australian law Company Parent Guarantee entered into by PLC and the enforceability of the English law Company Parent Guarantee entered into by Limited.

12.	A legal opinion of Allen & Overy (Australia), legal advisers to the Facility Agent in Australia, addressed to the Finance Parties, regarding this Agreement.

13.	A legal opinion of Sullivan & Cromwell LLP, legal advisers to the Companies in New York, addressed to the Finance Parties, regarding no conflicts with US federal and New York state laws, including as to Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

14.	A legal opinion of Blake Dawson, legal advisers to the Companies in Australia, addressed to the Finance Parties, regarding the due execution of the English law Company Parent Guarantee entered into by Limited and the enforceability of the Australian law Company Parent Guarantee entered into by PLC.
Acquisition Documents
15.	Copies of the Acquisition Documents and all supplements, amendments, modifications and waivers in relation thereto, in each case then existing.
Other documents and evidence
16.	A copy of any documentation or other evidence which is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in order for the Facility Agent or such

Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

PART 2
CONDITIONS PRECEDENT TO INITIAL UTILISATION
1.	To the extent not already delivered under Part 1 of this Schedule because not in existence at the date of this Agreement, copies of the Acquisition Documents and all supplements, amendments, modifications and waivers in relation thereto, in each case then existing.

2.	A certificate from the Companies confirming that:
(a)	the Closing Date will occur substantially concurrently with the first Utilisation Date; and

(b)	the documents supplied to the Facility Agent pursuant to paragraph 15 of Part 1 of this Schedule and, if any, pursuant to paragraph 1 above contain all the material terms of the Acquisition at that time.
3.	Evidence that the fees, costs and expenses then due from the Original Borrowers pursuant to Clause 17 (Fees) and Clause 22 (Costs And Expenses) have been paid or will be paid on or prior to the first Utilisation Date.

PART 3
CONDITIONS PRECEDENT FOR AN ADDITIONAL BORROWER
1.	An Accession Letter, duly executed by the Additional Borrower and the Obligors’ Agent.

2.	A copy of the constitutional documents of the Additional Borrower and any Authorisation required by that Additional Borrower in connection with this Agreement.

3.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Borrower is a party.

4.	A copy of a resolution of the board of directors of the Additional Borrower:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.
5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of an Authorised Signatory of the Additional Borrower certifying that each copy document listed in this Part 3 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter and certifying that the borrowing of the Total Commitments would not cause any borrowing or similar limit in its constitutional documents to be exceeded.

7.	A legal opinion of the legal advisers to the Facility Agent in England, addressed to the Finance Parties.

8.	If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction in which the Additional Borrower is incorporated (or by legal advisers to the Companies if it is standard market practice in that jurisdiction for the Companies’ legal advisers to provide such opinions).

9.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent after consulting with the Obligors’ Agent reasonably considers necessary in connection with the accession of that Additional Borrower to this Agreement and the performance by it of the transactions contemplated by any Finance Document.

10.	If the Additional Borrower would be an Australian Borrower, a Note Deed Poll executed by that Additional Borrower.[1]

11.	If the Additional Borrower would be an Additional Borrower incorporated in the United States of America or any State thereof (a US Borrower), amendments to the Finance Documents to be agreed between the Companies and the Facility Agent shall be made to provisions including (but not limited to) tax, default, acceleration, increased costs, register and fees and choice of law provisions as are appropriate and customary in respect of a US Borrower.

12.	Any certificate or other documents required to be entered into in relation to the Finance Documents by the terms of the board resolutions referred to in paragraph 4 above.

13.	If the Additional Borrower is a member of the Target Group, a certificate of an Authorised Signatory of each Company confirming that the Company Parent Guarantee to which it is a party has not been amended or terminated in accordance with its terms or otherwise, and it has not agreed with the other Company that the Finance Documents (or any obligations under the Finance Documents) will be “Excluded Obligations” for the purposes of, and as defined in, that Company Parent Guarantee.

14.	A copy of any documentation or other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in connection with the accession of that Additional Borrower to this Agreement in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

[1]	The Companies and the Facility Agent should seek Australian tax advice before any member of the Group that is a resident of Australia under the Australian Tax Act, or that carries on business in Australia through a permanent establishment with which the borrowing would be connected, becomes an Additional Borrower, as payments of interest by such an Additional Borrower could be subject to Australian withholding tax.

PART 4
CONDITIONS PRECEDENT FOR THE NEW HOLDING COMPANY
1.	An Accession Letter, duly executed by the New Holding Company.

2.	A copy of the constitutional documents of the New Holding Company and any Authorisation required by that New Holding Company in connection with this Agreement.

3.	A copy of a resolution of the board of directors of the New Holding Company:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including in relation to a New Holding Company any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

5.	A certificate of an Authorised Signatory of the New Holding Company certifying that each copy document listed in this Part 4 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter and certifying that the borrowing of the Total Commitments would not cause any borrowing or similar limit in its constitutional documents to be exceeded.

6.	A legal opinion of the legal advisers to the Facility Agent in England.

7.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent after consulting with the Obligors’ Agent reasonably considers necessary in connection with the accession of that New Holding Company to this Agreement and the performance by it of the transactions contemplated by any Finance Document.

8.	A copy of any documentation or other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in connection with the accession of that New Holding Company to this Agreement in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

SCHEDULE 3
FORM OF REQUESTS
PART 1
FORM OF UTILISATION REQUEST
From: [Borrower/Obligors’ Agent]
To: [•] as [Facility Agent/Dollar Swingline Agent/Euro Swingline Agent]
Dated:
Dear Sirs
     BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving Facilities and Subscription Agreement dated 18 August 2011 (the Agreement)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meanings where used in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	[ ] wishes to borrow a [Term Loan/Revolving Facility Loan/Dollar Swingline Loan/Euro Swingline Loan] on the following terms:

Borrower:	[ ]

Proposed Utilisation Date:	[ ]	[(or, if that is not a Business Day, the next Business Day) / (or, if that is not a New York Business Day, the next New York Business Day2)

Currency of Loan:	[ ]

Amount:	[ ]	or, if less, the Available Facility[3]

Interest Period:	[ ]

Purpose:[4]

[2]	For Dollar Swingline Loans only see Clause 6.3(a)(iii) (Completion of a Utilisation Request for Dollar Swingline Loans).

[3]	Please specify the amount of each Loan under each Facility.

[4]	Insert “general corporate purposes” if the Utilisation is made under the Revolving Facility for that purpose.

3.	We confirm that each condition specified in Clause [4.2 (Further conditions precedent)/ 6.4(b) (Dollar Swingline Lenders’ participation)/ 6.7(a) (Euro Swingline Lenders’ participation)] of the Agreement is satisfied on the date of this Utilisation Request.

4.	[The proceeds of the [Term Loan/Revolving Facility Loan/Dollar Swingline Loan/Euro Swingline Loan] should be credited to [account]][This loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan] in accordance with Clause 12.2 (Repayment of Revolving Facility Loans) of the Agreement].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
[Borrower/Obligors’ Agent]

PART 2
FORM OF SELECTION NOTICE
From: [Borrower/Obligors’ Agent]

To: [•] as [Facility Agent/Dollar Swingline Agent/Euro Swingline Agent]
Dated:
Dear Sirs
     BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving Facilities and Subscription Agreement dated 18 August 2011 (the Agreement)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meanings where used in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [•] [5]:

3.	[We request that the above Loan[s] be divided into [•] Loans with the following Base Currency Amounts and Interest Periods:][6]

or

3.	[We request that the next Interest Period for the above Loan[s] is [ ]]. [7]

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
[Borrower/Obligors’ Agent]

[5]	Insert details of all Loans in the same currency which have an Interest Period ending on the same date

[6]	Use this option if division of Loans is requested.

[7]	Use this option if sub-division is not required.

SCHEDULE 4
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:
(a)	in relation to a Sterling Loan:
% per annum
(b)	in relation to a Loan in any currency other than Sterling:
% per annum
Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 14.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Obligors’ Agent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE
To: [•] as Facility Agent
From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated [•]
     BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving Facilities and Subscription Agreement dated 18 August 2011 (the Agreement)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meanings where used in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 30.6 (Procedure for transfer) of the Agreement:
(a)	The Existing Lender transfers to the New Lender all or part of its Notes as described in the Schedule and the Loans they represent.

(b)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule (together with any associated Notes) in accordance with Clause 30.6 (Procedure for transfer) of the Agreement.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the confirmation and limitations on the Existing Lender’s obligations set out in paragraph (b) of Clause 30.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender acknowledges that under Clause 6.4(a) (Dollar Swingline Lenders’ participation) of the Agreement if it intends to make its participation in each Dollar Swingline Loan available through a Facility Office other than a Facility Office in the United States of America, the Obligors’ Agent must confirm that this alternative Facility Office is acceptable.

5.	The New Lender confirms that it is not a Defaulting Lender and that the consent of the Obligors’ Agent to the transfer pursuant to this Transfer Certificate [has been obtained][is not required under the Agreement].

6.	The New Lender confirms that it is resident for Tax purposes in [insert jurisdiction].

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details including details of any associated Notes]
[Note: Any transfers in respect of any Commitment or Utilisation must always be in a minimum amount of US$5,000,000 (or its equivalent in any other currency).]
[Facility Office address, fax number, e-mail for credit contacts and attention details for notices and account details for payments,]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

Branch: [ ], Branch MEI: [ ]	By:

By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

For and on behalf of
[•] as Facility Agent
By:

SCHEDULE 6
FORM OF ACCESSION LETTER
To: [•] as Facility Agent
From: [Subsidiary/New Finance Company/New Holding Company] and [Obligors’ Agent]
Dated:
Dear Sirs
     BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving Facilities and Subscription Agreement dated 18 August 2011 (the Agreement)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meanings where used in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[[Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 32.2 (Additional Borrowers) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].][8]

3.	[New Finance Company/New Holding Company] agrees to become the Borrower in respect of the following Loans by way of novation so that[, on satisfaction of the conditions in Clause 43.7(b) (New Holding Company) of the Agreement]:
(a)	[name of relevant original Borrower] is released from its obligations to the Lenders in respect of such Loans (the Discharged Obligations) (such obligations being cancelled) and [New Finance Company/New Holding Company] assumes obligations to the Lenders in respect of such Loans to the Finance Parties which differ from the Discharged Obligations only insofar as the [New Finance Company/New Holding Company] has assumed those obligations in place of [the original Borrower]; and

(b)	the [New Finance Company/New Holding Company] and the other Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the [New Finance

[8]	Only needed for an Additional Borrower. Note: The Companies and the Facility Agent should seek Australian tax advice before any member of the Group that is a resident of Australia under the Australian Tax Act, or that carries on business in Australia through a permanent establishment with which the borrowing would be connected becomes an Additional Borrower, as payments of interest by such an Additional Borrower could be subject to Australian withholding tax.

Company/New Holding Company] been the original Borrower in respect of such Loans: [detail Loans][9]

4.	[Subsidiary/New Finance Company/New Holding Company]’s administrative details are as follows:

Address:

Fax No:

Attention:

5.	This letter is governed by English law.

6.	[This Accession Letter is entered into by deed.]

[Obligors’ Agent]	[Subsidiary/ New Finance Company/New Holding Company]

By:	By:
[This Accession Letter is accepted by the Facility Agent and the date of the novation referred to in paragraph 3 above is confirmed as [ ].

For and on behalf of
[•] as Facility Agent
By:][10]

[9]	Only needed in the circumstances contemplated by Clauses 34.1 and 44.4(b)(v)(2).

[10]	Only needed in the circumstances contemplated by Clauses 34.1 and 44.4(b)(v)(2).

SCHEDULE 7
FORM OF RESIGNATION LETTER
To: [•] as Facility Agent
From: [Obligors’ Agent]
Dated:
Dear Sirs
     BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving Facilities and Subscription Agreement dated 18 August 2011 (the Agreement)
1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meanings where used in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 32.3 (Resignation of a Borrower) of the Agreement, we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This letter is governed by English law.
[Obligors’ Agent]
By:

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE
To: [•] as Facility Agent
From: [Obligors’ Agent]
Dated:
Dear Sirs
     BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving Facilities and Subscription Agreement dated 18 August 2011 (the Agreement)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meanings where used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]11

4.	This letter is governed by English law.

Authorised Signatory	Authorised Signatory
[Companies]	[Companies]

[11]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9
TIMETABLES
D refers to the Utilisation Date.
D-X refers to the number of Business Days before the relevant Utilisation Date.
All times are London time unless otherwise stated.

Loans in other
Loans in euro		Loans in Sterling	currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))			D-5 10.00 a.m.

Facility Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))			D-5 3.00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))			D-4 1.00 p.m.

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)			D-4 5.00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 15.1 (Selection of Interest Periods))	D-3 10.00 a.m.	D-1 10.00 a.m.	D-3 10.00 a.m. (for currencies other than US$) D-2 10.00 a.m. (for US$)

Loans in other
Loans in euro		Loans in Sterling	currencies
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)
	D-3 3.00 p.m.	D-1 3.00 p.m.	D-3 3.00 p.m. (for currencies other than US$) D-2 10.30 a.m. (for US$)

LIBOR or EURIBOR is fixed	Quotation Day 11.00 a.m. (Brussels time)	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.

Facility Agent receives a notification from a Lender under Clause 11.2 (Unavailability of a currency)			Quotation Day 10 a.m.

Facility Agent gives notice in accordance with Clause 11.2 (Unavailability of a currency)			Quotation Day 5.00 p.m.

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Dollar Swingline Loans))			D 10.00 a.m. (New York time)

Delivery of a duly completed Utilisation Request (Clause 6.5 (Delivery of a Utilisation Request for	D 9.00 a.m.

Loans in other
Loans in euro		Loans in Sterling	currencies
Euro Swingline Loans))

Dollar Swingline Agent notifies each Dollar Swingline Lender of the amount of its participation in the Dollar Swingline Loan under Clause 6.4 (Dollar Swingline Lenders’ participation)			D 12.00 (noon) (New York time)

Euro Swingline Agent notifies each Euro Swingline Lender of the amount of its participation in the Euro Swingline Loan under Clause 6.7 (Euro Swingline Lenders’ participation)	D 10.00 a.m.

Dollar Swingline Agent determines Federal Funds Rate under Clause 7.5 (Dollar Swingline Facility rate of interest)			D 1.00 p.m. (New York time)

Euro Swingline Agent determines Euro Swingline Rate under Clause 7.6 (Euro Swingline Facility rate of interest)	D 11.00 a.m.

SCHEDULE 10
FORM OF NOTE DEED POLL
Date:
THIS NOTE DEED POLL is made by [BHP BILLITON LIMITED (ABN 49 004 028 077) / BHP BILLITON FINANCE LIMITED (ABN 82 008 519 319)] (the Australian Borrower) IN FAVOUR OF each person who from time to time is a Lender, [•] as facility agent (the Facility Agent), [•] as dollar swingline agent (the Dollar Swingline Agent) and [•] as euro swingline agent (the Euro Swingline Agent).
RECITAL
The Australian Borrower has offered to issue Notes pursuant to the terms of a multicurrency term and revolving facilities and subscription agreement (the Facilities Agreement) between BHP Billiton Plc, BHP Billiton Limited, the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent and others dated 18 August 2011.
Operative provisions:
1.	THE NOTES

1.1	Creation of Notes
The Australian Borrower may create and issue Notes in favour of each Lender under a Facility by inscription in the Register. The Notes have an aggregate principal amount outstanding from time to time equal to the aggregate outstanding principal amount subscribed by the relevant Lender under the Facilities Agreement as recorded in the Register plus AUS$1 and a maximum aggregate principal amount equal to the sum of the relevant Lender’s Commitment in respect of the relevant Facility plus AUS$1.

1.2	Undertakings and acknowledgment of debt

The Australian Borrower:
(a)	acknowledges that it is indebted to each Lender for an amount equal to the aggregate outstanding principal amount of the Notes; and

(b)	agrees to pay principal and interest in respect of each Note issued to a Lender in accordance with the Facilities Agreement, the Notes and this deed.
1.3	Effect of payment of interest or redemption

The obligations of the Australian Borrower under Clause 1.2 (Undertakings and acknowledgment of debt) are discharged to the extent interest is paid on a Note and to the extent that the aggregate principal amount outstanding in respect of a Note is repaid in accordance with the Facilities Agreement.

2.	RIGHTS AND OBLIGATIONS OF LENDERS

2.1	Benefit and entitlement

This deed is executed as a deed poll. The Notes are issued on the condition that the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent and each Lender has the benefit of, and is entitled to enforce, this deed subject to the Facilities Agreement even though it is not a party to or is not in existence at the time of execution and delivery of this deed.

2.2	Rights independent

The Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent and each Lender may enforce its rights under this deed independently from each other, subject to the Facilities Agreement.

2.3	Agents and Lenders bound

Each Lender together with the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent (and any person claiming through or under a Lender) is bound by this deed.

2.4	Directions to hold Deed Poll

Each Lender is taken to have irrevocably instructed the Australian Borrower that this deed is to be held by the Facility Agent on its behalf and on behalf of each other Lender.

2.5	Facilities Agreement

The Notes are issued on the condition that each Lender is bound by the provisions of the Facilities Agreement.

2.6	Notes issued as a result of offer

Each Note is issued as a result of an offer to the Lenders. This is the case regardless of the time of issue.

3.	FORM, TITLE AND STATUS

3.1	Registered form

Each Note takes the form of an entry in the Register. No certificate will be issued in respect of it, unless required by law.

3.2	Issue of Notes by entry in Register

A Note is:
(a)	issued when details of the Note are first entered in the Register; and

(b)	transferred when the details of the transfer are entered in the Register.
3.3	Effect of entries in Register

Each entry in the Register in respect of a Note constitutes:
(a)	an acknowledgment to the relevant Lender by the Australian Borrower of the indebtedness of the Australian Borrower to that Lender in respect of the relevant Note on the terms of the Note and this deed;

(b)	an undertaking by the Australian Borrower to the relevant Lender to make all payments of principal and interest in respect of the relevant Note in accordance with the terms of the Note and this deed; and

(c)	an entitlement to the other benefits given to the Lenders, the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent under the Facilities Agreement in respect of the relevant Note.
3.4	Independent obligations

Subject to the terms of the Facilities Agreement, the obligations of the Australian Borrower in respect of each Note constitute separate and independent obligations which the Lender to whom those obligations are owed is entitled to enforce without having to join any other Lender or any predecessor in title of that Lender.

3.5	Register conclusive as to ownership

Entries in the Register in relation to a Note constitute conclusive evidence that the person so entered is the absolute owner of the Note subject to correction for fraud or error.

3.6	Holder absolutely entitled

Upon a person acquiring title to any Note by virtue of becoming registered as the owner of that Note, all rights and entitlements arising by virtue of this deed in respect of that Note vest absolutely in the registered owner of the Note free of all equities. Any person who has previously been registered as the owner of the Note does not have, and is not entitled to assert against the Australian Borrower, the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent or the registered owner of the Note for the time being and from time to time, any rights, benefits or entitlements in respect of the Note.

3.7	Status of Notes

The Notes are direct, unsubordinated and unsecured obligations of the Australian Borrower and rank pari passu among themselves and at least equally with all other unsecured and unsubordinated obligations of the Australian Borrower except for liabilities mandatorily preferred by law.

4.	TRANSFERS

4.1	Limit on transfer

Each Note may only be transferred in accordance with Clause 30 (Changes To The Lenders) of the Facilities Agreement (including, without limitation, Clause 30.3 (Transfer and transmission of Notes)).

4.2	Transfer of all of Note

Each Note may only be transferred in whole.

4.3	Registration of transfer

The transferor of a Note is taken to remain the holder of that Note until the name of the transferee is entered in the Register in respect of that Note.

5.	INTEREST AND DEFAULT INTEREST
(a)	The Australian Borrower agrees to pay interest and default interest on each Note issued under a Facility as calculated as though Clause 14 (Interest) of the Facilities Agreement (other than Clauses 14.2 (Payment of interest) and 14.4 (Default interest) of the Facilities Agreement) applied to it in the same manner as such Clause would apply to a Loan under the relevant Facility.

(b)	The Australian Borrower shall pay accrued interest on each Note on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the date falling six Months after the first day of the Interest Period).

(c)
(i)   If the Australian Borrower fails to pay any amount payable by it under a Note on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an amount payable under a Note in the currency of the overdue amount for successive Interest Periods under the relevant Facility (or, if the overdue amount does not relate to a particular Facility, under the Revolving Facility), each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 5(c) shall be immediately payable by the Australian Borrower on demand by the Facility Agent.

(ii)  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

6.	PAYMENTS

The Australian Borrower agrees to make all payments under a Note in accordance with Clause 36 (Payment Mechanics) of the Facilities Agreement.

7.	GOVERNING LAW

This deed poll and the Notes are governed by the law of New South Wales. The Australian Borrower submits to the non-exclusive jurisdiction of the courts of New South Wales.

8.	INTERPRETATION

Clauses 1.1 (Definitions) and 1.2 (Construction) of the Facilities Agreement apply to this deed poll as if each such clause was fully set out herein, except that references therein to “this Agreement” shall be construed as references to this deed poll and any reference in this deed poll to a Note is a reference only to a Note (as defined in Clause 1.1 (Definitions) of the Facilities Agreement) that is or is to be issued by the Australian Borrower.
EXECUTED as a deed poll.
[Insert execution clause for the relevant Australian Borrower]

SCHEDULE 11
ALTERNATIVE REFERENCE BANKS
Part I
Alternative Reference Banks in relation to Loans in currencies other than euro
Canadian Imperial Bank of Commerce
Crédit Agricole Corporate and Investment Bank
The Royal Bank of Scotland plc
Standard Chartered Bank
UBS Limited
UniCredit Bank AG
Part II
Alternative Reference Banks in relation to Loans in euro
Canadian Imperial Bank of Commerce
Crédit Agricole Corporate and Investment Bank
The Royal Bank of Scotland plc
Standard Chartered Bank
UBS Limited
UniCredit Bank AG

SCHEDULE 12
CONTACT DETAILS

Party	Contact Details
BHP Billiton Plc	Address:	Neathouse Place, London SW1V 1BH, United Kingdom

	Fax No:	+ 44 (0) 207 802 3176

	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

BHP Billiton Limited	Address:	Level 27, BHP Billiton Centre, 180 Lonsdale Street, Melbourne VIC 3000, Australia

	Fax No:	+ 61 3 9609 3572

	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

Obligors’ Agent:	Address:	Neathouse Place, London SW1V 1BH, United Kingdom

BHP Billiton Finance Plc	Fax No:	+ 44 (0) 207 802 3176

	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

Facility Agent (Amendments and Waivers etc.):	Address:	5 The North Colonnade, Canary Wharf, London E14 4BB Telephone: + 44 (0) 207 773 3935

	Fax No:	+ 44 (0) 207 773 4893

	Attention:	Ashley Jay, European Loans Agency

Facility Agent (Loan Operations):	Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483

	Telephone:	+ 44 (0) 203 134 7486 / + 44 (0) 203 134 6866

	Fax No:	+ 44 (0) 207 516 3868 / + 44 (0) 207 516 3869

	Attention:	Aloysius Lai and Tracey Stratford, Barclays Loan Operations Singapore

Euro Swingline Agent (Loan Operations):	Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483

Party	Contact Details
	Telephone:	+ 44 (0) 203 134 7486 / + 44 (0) 203 134 6866

	Fax No:	+ 44 (0) 207 516 3868 / + 44 (0) 207 516 3869

	Attention:	Aloysius Lai and Tracey Stratford, Barclays Loan Operations Singapore

Dollar Swingline Agent (all purposes):	Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483

	Telephone:	+ 44 (0) 203 134 7486 / + 44 (0) 203 134 6866

	Fax No:	+ 44 (0) 207 516 3868 / + 44 (0) 207 516 3869

	Attention:	Aloysius Lai and Tracey Stratford, Barclays Loan Operations Singapore

SCHEDULE 13
FORM OF CONFIDENTIALITY UNDERTAKING
[Letterhead of Existing Lender]

To:	[insert name of Potential Lender]

The Directors of BHP Billiton Plc and BHP Billiton Limited (the Companies)

Re:	BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving Facilities and Subscription Agreement dated 18 August 2011 (the Agreement)
Companies: BHP Billiton Plc and BHP Billiton Limited
Amount: US$7,500,000,000
Facility Agent: Barclays Bank PLC
Dear Sirs
We understand that you are considering [participating in the Facilities][entering a sub-participation in relation to the Facilities] and we confirm that the consent of the Companies has been obtained (or is deemed to have been obtained) or is not required under the Agreement to your [participation/sub-participation] and that all necessary notifications under the Agreement have been made. In consideration of us and the Companies agreeing to make available to you certain information, by your signature of a copy of this letter you agree with us and each of the Companies as follows:
(a)	Confidentiality Undertaking

You undertake:
(i)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph (b) below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(ii)	to keep confidential and not disclose to anyone except as permitted by paragraph (b) below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(iii)	to use the Confidential Information only for the Permitted Purpose;

(iv)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph (b)(ii) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(v)	not to make enquiries of the Target or any of its Subsidiaries or any member of the Group or any related entity or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities, save for such officers, directors, employees or professional advisers as may be nominated by the Companies for this purpose.
(b)	Permitted Disclosure

We agree that you may disclose Confidential Information and those matters referred to paragraph a(ii) above:
(i)	(A) to members of the Participant Group and their officers, directors, employees and, with the Companies’ prior written consent, their professional advisers, in each case to the extent necessary for the Permitted Purpose, and (B) to any auditors of members of the Participant Group, provided that you shall keep a register of all individuals to whom such Confidential Information is disclosed and that the register shall be available for review by the Companies and any other member of the Group;

(ii)	(A) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (B) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (C) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(iii)	with the prior written consent of us and the Companies.[,
provided that until the Closing Date, in relation to sub-paragraph (i) above, you may only make a disclosure to a member of the Participant Group if (A) such disclosure is to a team, division or department (a Business Unit) of that member other than any Business Unit of that member which, for the purposes of the City Code on Takeovers and Mergers, would be treated as being interested in securities of the Target (an Interested Business Unit) and (B) any Business Unit to whom Confidential Information is disclosed is separated and remains separated from any Interested Business Unit by appropriate information barriers.][12]
(c)	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except for any disclosure made under paragraph (b)(ii) above to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function) to inform us and the

[12]	Not to be included for any Confidential Undertaking entered into after the Closing Date.

Companies prior to any disclosure under paragraph (b)(ii) (including full details of the circumstances of that disclosure and, if applicable, the text of the disclosure) or upon becoming aware that Confidential Information has been disclosed in breach of this letter and to co-operate with the Group in taking steps to prevent or minimise that disclosure and to take into account the Group’s requirements as to the timing, content and manner of making any such disclosure, including, in any case, using reasonable efforts to obtain assurances that confidential treatment will be accorded to any such Confidential Information.
(d)	Return of Copies

If we or the Companies so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy (provided that the provisions of paragraph (a) of this letter shall continue to apply to such retained Confidential Information), or where the Confidential Information has been disclosed under paragraph (b)(ii) above.

(e)	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us but [(except for the proviso to paragraph (b) above, which shall terminate on the Closing Date)] shall terminate if you become a party to the Agreement (and be replaced by the confidentiality provisions contained in the Agreement). Except as set out in the previous sentence, the obligations in this letter shall cease 12 months after you have returned all Confidential Information supplied to you by us or any member of the Group and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph (b) above (other than sub-paragraph (b)(i)) or which, pursuant to paragraph (d) above, are not required to be returned or destroyed).

(f)	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:
(i)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (A) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (B) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and
(ii)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
(g)	No Waiver; Amendments, etc.

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter but shall not affect any other duty of confidentiality owed by you to any member of the Group. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement with us and the Companies.

(h)	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

(i)	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Companies and each other member of the Group, and you and we agree that the Companies and each other member of the Group shall be entitled to enforce such undertakings, which may not be modified or waived without the prior written consent of the Obligors’ Agent, pursuant to the Contracts (Rights of Third Parties) Act 1999.

(j)	Third Party Rights

Subject to paragraph (i) above:
(I)	a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy a benefit of any term of this letter; and

(ii)	this letter may be rescinded or varied without any requirement to obtain the consent of any person who is not a party to this letter.
(k)	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.
(l)	Definitions

In this letter (including the acknowledgement set out below), terms defined in the Agreement which are not otherwise defined in this letter have the same meaning when used herein and, in addition:

Acquisition means the acquisition of all or part of the Target Shares;

Confidential Information means any information relating to the Companies, the Group, the Acquisition and the Facilities including, without limitation, the Information Pack, provided to you by us, any of our affiliates or advisers, the Companies or any other member of the Group in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us, any of our affiliates or advisers, the Companies or any other member of the Group or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Group means each of the Companies and their respective Subsidiaries;

Information Pack means the document prepared in relation to the Acquisition and the Facilities as updated and/or supplemented from time to time;

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies;

Permitted Purpose means considering and evaluating whether to enter into the Facilities;

Subsidiary means:
(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006;

(b)	any other entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(c)	for the purpose of determining whether a person is a Subsidiary of a Company or the Target (as the case may be):

(i)	any other entity of which PLC and Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(ii)	any other entity which is treated in the audited consolidated financial statements of the Group or the Target group as being a subsidiary of PLC and/or Limited or the Target (as the case may be); and
Target Shares means the common stock of Petrohawk Energy Corporation, other than any such common stock which is held by a member of the Target Group at that time.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully
For and on behalf of
[Existing Lender]

To:	[Existing Lender] The Companies and each other member of the Group
We acknowledge and agree to the above:
For and on behalf of
[Potential Lender]

SCHEDULE 14
FORM OF INCREASE CONFIRMATION

To:	[•] as Facility Agent and [•] as Obligors’ Agent, for and on behalf of each Obligor

From:	[the Increase Lender] (the Increase Lender)

Dated:
BHP Billiton Plc/BHP Billiton Limited — US$7,500,000,000 Multicurrency Term and Revolving
Facilities and Subscription Agreement dated 18 August 2011 (the Facilities Agreement)
1.	We refer to the Facilities Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meanings where used in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it were an Original Lender in respect of such Commitments under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [date].

5.	On the Increase Date, the Increase Lender shall (if it is not already) become party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 38.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase) of the Facilities Agreement.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent and the Increase Date is confirmed as [•].
Facility Agent
By:

SIGNATORIES
Original Borrowers
BHP Billiton Limited

By:	/s/ Willem Murray	By:	/s/ Rebecca Campbell

BHP Billiton Plc

By:	/s/ Willem Murray	By:	/s/ Rebecca Campbell

BHP Billiton Finance Limited

By:	/s/ Willem Murray	By:	/s/ Rebecca Campbell

BHP Billiton Finance Plc

By:	/s/ Willem Murray	By:	/s/ Rebecca Campbell

Obligors’ Agent

BHP Billiton Finance Plc

By:	/s/ Willem Murray	By:	/s/ Rebecca Campbell

Companies

BHP Billiton Limited

By:	/s/ Willem Murray	By:	/s/ Rebecca Campbell

BHP Billiton Plc

By:	/s/ Willem Murray	By:	/s/ Rebecca Campbell

Original Lenders

Australia and New Zealand Banking Group Limited

By:	/s/ Mark Cherry

Banco Bilbao Vizcaya Argentaria, S.A., London Branch

By:	/s/ Nicholas Conway	By:	/s/ Miguel Castillo

Abbey National Treasury Services Plc (Trading as Santander Global Banking & Markets)

By:	/s/ Grant Sessions	By:	/s/ Kevin Lovell

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Andrew Trenouth

Barclays Bank PLC

By:	/s/ Michael Joyner

BNP Paribas

By:	/s/ Simon Gates	By:	/s/ Lionel Gomez

Canadian Imperial Bank of Commerce, London Branch

By:	/s/ Geoffrey Wilson	By:	/s/ Andrew Bennett

Commonwealth Bank of Australia Sydney — OBU

By:	/s/ Richard Cavilli

Crédit Agricole Corporate and Investment Bank

By:	/s/ Dorai Subramanian	By:	/s/ Amaud Letrillart

ING Bank N.V.

By:	/s/ P. van Heerde	By:	/s/ L. Vriens

Intesa Sanpaolo S.p.A., London Branch

By:	/s/ Paul Samuels	By:	/s/ Guy Pashley

JPMorgan Chase Bank, N.A.

By:	/s/ Nick Law

Lloyds TSB Bank plc

By:	/s/ Martin French

Mizuho Corporate Bank, Ltd.

By:	/s/ Kevin Andrews

National Australia Bank Limited, ABN 12 004 044 937

By:	/s/ Bob Harker

Scotiabank Europe plc

By:	/s/ J.A. Flexer

Société Générale

By:	/s/ Alexandre Huet

Standard Chartered Bank

By:	/s/ Raymond Huet

Sumitomo Mitsui Banking Corporation

By:	/s/ Eric Schipper	By:	/s/ Francoise Bouchat

The Royal Bank of Scotland plc

By:	/s/ Dale Williams

The Toronto-Dominion Bank

By:	/s/ Bebi Yasin

UBS AG, London Branch

By:	/s/ Oliver Gaunt	By:	/s/ Juergen Stein

UniCredit Bank AG, London Branch

By:	/s/ A.J. Holmes	By:	/s/ P.R. Golding

Westpac Banking Corporation acting for itself and through its Offshore Banking Unit

By:	/s/ Jonathan Pooley

Original Dollar Swingline Lenders

Australia and New Zealand Banking Group Limited

By:	/s/ Mark Cherry

Banco Bilbao Vizcaya Argentaria, S.A., London Branch

By:	/s/ Nicholas Conway	By:	/s/ Miguel Castillo

Abbey National Treasury Services Plc (Trading as Santander Global Banking & Markets)

By:	/s/ Grant Sessions	By:	/s/ Kevin Lovell

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Andrew Trenouth

Barclays Bank PLC

By:	/s/ Michael Joyner

BNP Paribas

By:	/s/ Simon Gates	By:	/s/ Lionel Gomez

CIBC Inc

By:	/s/ Michael Gewirtz	By:	/s/ Erin Roche

Commonwealth Bank of Australia — New York

By:	/s/ Richard Cavilli

Crédit Agricole Corporate and Investment Bank

By:	/s/ Dorai Subramanian	By:	/s/ Amaud Letrillart

ING Bank N.V.

By:	/s/ P. van Heerde	By:	/s/ L. Vriens

Intesa Sanpaolo S.p.A., London Branch

By:	/s/ Paul Samuels	By:	/s/ Guy Pashley

JPMorgan Chase Bank, N.A.

By:	/s/ Nick Law

Lloyds TSB Bank plc

By:	/s/ Martin French

Mizuho Corporate Bank, Ltd.

By:	/s/ Kevin Andrews

National Australia Bank Limited — New York Branch, ABN 12 004 044 937

By:	/s/ Bob Harker

Scotiabanc Inc.

By:	/s/ J.F. Todd

Société Générale, New York Branch

By:	/s/ Alexandre Huet

Standard Chartered Bank

By:	/s/ Raymond Smedy

Sumitomo Mitsui Banking Corporation

By:	/s/ Eric Schipper	By:	/s/ Francoise Bouchat

The Royal Bank of Scotland plc

By:	/s/ Dale Williams

Toronto Dominion (New York) LLC

By:	/s/ Bebi Yasin

UBS Loan Finance LLC

By:	/s/ Oliver Gaunt	By:	/s/ Juergen Stein

UniCredit Bank AG, New York Branch

By:	/s/ Thomas Taylor	By:	/s/ Thomas Petz

Westpac Banking Corporation acting for itself and through its Offshore Banking Unit

By:	/s/ Jonathan Pooley

Original Euro Swingline Lenders

Australia and New Zealand Banking Group Limited

By:	/s/ Mark Cherry

Banco Bilbao Vizcaya Argentaria, S.A., London Branch

By:	/s/ Nicholas Conway	By:	/s/ Miguel Castillo

Abbey National Treasury Services Plc (Trading as Santander Global Banking & Markets)

By:	/s/ Grant Sessions	By:	/s/ Kevin Lovell

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Andrew Trenouth

Barclays Bank PLC

By:	/s/ Michael Joyner

BNP Paribas

By:	/s/ Simon Gates	By:	/s/ Lionel Gomez

Canadian Imperial Bank of Commerce, London Branch

By:	/s/ Geoffrey Wilson	By:	/s/ Andrew Bennett

Commonwealth Bank of Australia — London

By:	/s/ Richard Cavilli

Crédit Agricole Corporate and Investment Bank

By:	/s/ Dorai Subramanian	By:	/s/ Amaud Letrillart

ING Bank N.V.

By:	/s/ P. van Heerde	By:	/s/ L. Vriens

Intesa Sanpaolo S.p.A., London Branch

By:	/s/ Paul Samuels	By:	/s/ Guy Pashley

JPMorgan Chase Bank, N.A.

By:	/s/ Nick Law

Lloyds TSB Bank plc

By:	/s/ Martin French

Mizuho Corporate Bank, Ltd.

By:	/s/ Kevin Andrews

National Australia Bank Limited — London Branch, ABN 12 004 044 937

By:	/s/ Bob Harker

Scotiabank Europe plc

By:	/s/ J.A. Flexer

Société Générale

By:	/s/ Alexandre Huet

Standard Chartered Bank

By:	/s/ Raymond Smedy

Sumitomo Mitsui Banking Corporation

By:	/s/ Eric Schipper	By:	/s/ Francoise Bouchat

The Royal Bank of Scotland plc

By:	/s/ Dale Williams

Toronto Dominion (New York) LLC

By:	/s/ Bebi Yasin

UBS AG, London Branch

By:	/s/ Oliver Gaunt	By:	/s/ Juergen Stein

UniCredit Bank AG, London Branch

By:	/s/ A.J. Holmes	By:	/s/ P.R. Golding

Westpac Banking Corporation acting for itself and through its Offshore Banking Unit

By:	/s/ Jonathan Pooley

Facility Agent, Dollar Swingline Agent and Euro Swingline Agent

Barclays Bank PLC

By:	/s/ Michael Joyner

Mandated Lead Arrangers and Bookrunners

Australia and New Zealand Banking Group Limited

By:	/s/ Mark Cherry

Banco Bilbao Vizcaya Argentaria, S.A.

By:	/s/ Nicholas Conway	By:	/s/ Miguel Castillo

Abbey National Treasury Services Plc (Trading as Santander Global Banking & Markets)

By:	/s/ Grant Sessions	By:	/s/ Kevin Lovell

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Andrew Trenouth

Barclays Capital (the investment banking division of Barclays Bank PLC)

By:	/s/ Michael Joyner

BNP Paribas

By:	/s/ Simon Gates	By:	/s/ Lionel Gomez

Canadian Imperial Bank of Commerce, London Branch

By:	/s/ Geoffrey Wilson	By:	/s/ Andrew Bennett

Commonwealth Bank of Australia Sydney — OBU

By:	/s/ Richard Cavilli

Crédit Agricole Corporate and Investment Bank

By:	/s/ Dorai Subramanian	By:	/s/ Amaud Letrillart

ING Bank N.V.

By:	/s/ P. van Heerde	By:	/s/ L. Vriens

Intesa Sanpaolo S.p.A., London Branch

By:	/s/ Paul Samuels	By:	/s/ Guy Pashley

J.P. Morgan Limited

By:	/s/ Nick Law

Lloyds TSB Bank plc

By:	/s/ Martin French

Mizuho Corporate Bank, Ltd.

By:	/s/ Kevin Andrews

National Australia Bank Limited, ABN 12 004 044 937

By:	/s/ Bob Harker

Scotiabank Europe plc

By:	/s/ J.A. Flexer

Société Générale

By:	/s/ Alexandre Huet

Standard Chartered Bank

By:	/s/ Raymond Smedy

Sumitomo Mitsui Banking Corporation

By:	/s/ Eric Schipper	By:	/s/ Francoise Bouchat

The Royal Bank of Scotland plc

By:	/s/ Philippa Crawford

The Toronto-Dominion Bank

By:	/s/ Bebi Yasin

UBS Limited

By:	/s/ Oliver Gaunt	By:	/s/ Juergen Stein

UniCredit Bank AG, London Branch

By:	/s/ A.J. Holmes	By:	/s/ P.R. Golding

Westpac Banking Corporation acting for itself and through its Offshore Banking Unit

By:	/s/ Jonathan Pooley

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